UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Xenia Hotels & Resorts, Inc.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) (1) and 0-11

March 31, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Xenia Hotels & Resorts, Inc. (“Xenia”) to be held at Grand Bohemian Hotel Orlando, 325 South Orange Avenue, Orlando, Florida, 32801, on Thursday, May 14, 2026, at 8:00 a.m., local time.

At the Annual Meeting you will be asked to (a) elect eight directors to our Board of Directors, (b) approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in our proxy materials (“say-on-pay”), (c) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 and (d) transact any other business as properly may come before the Annual Meeting or any postponement or adjournment thereof.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may submit your proxy or voting instructions via the internet or by telephone, which will ensure your shares are represented at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.
Important Note: If you plan to attend the Annual Meeting, you must obtain an admission ticket by registering no later than Friday, May 8, 2026. To register, follow the instructions provided in "Article IX: Attending the Annual Meeting" of the proxy statement. You must bring your admission ticket and a valid, government-issued photo identification in order to gain access to the Annual Meeting.
We thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely,

Marcel Verbaas Chair and Chief Executive Officer

XENIA HOTELS & RESORTS, INC.
200 S. Orange Avenue, Suite 2700
Orlando, Florida 32801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 14, 2026

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (“Xenia”), will be held at Grand Bohemian Hotel Orlando, 325 South Orange Avenue, Orlando, Florida, 32801, on Thursday, May 14, 2026, at 8:00 a.m., local time, for the following purposes:
1.To consider and vote upon the election of eight directors who will each hold office until the 2027 annual meeting of stockholders and until his or her successor is duly elected and qualifies;
2.To consider and vote, on an advisory and non-binding basis, upon a resolution approving the compensation of Xenia's named executive officers as described in our proxy materials (“say-on-pay”);
3.To consider and vote upon the ratification of the appointment of KPMG LLP as Xenia’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and
4.To transact any other business as properly may come before the Annual Meeting or any postponement or adjournment thereof.
Stockholders of record at the close of business on March 23, 2026 are entitled to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.
In seeking to conserve natural resources and reduce costs, we are primarily furnishing proxy materials to our stockholders electronically as permitted by the U.S. Securities and Exchange Commission. Unless an election has been affirmatively made to receive printed paper copies of the materials by mail, stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials free of charge over the internet.

By Order of the Board of Directors

Taylor C. Kessel Corporate Secretary

Orlando, Florida
March 31, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2026

The proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2025 are available free of charge at www.proxyvote.com.

The Board of Directors urges you to authorize proxies to vote your shares by telephone or via the internet prior to the Annual Meeting or to obtain an admission ticket and vote in person at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form.

PROXY SUMMARY

This summary highlights some of the topics discussed in this proxy statement. It does not cover all of the information you should consider before voting, and you are encouraged to read the entire proxy statement before casting your vote.

GENERAL INFORMATION

Meeting:	Annual Meeting of Stockholders	Stock Symbol:	XHR
Date:	Thursday, May 14, 2026	Exchange:	New York Stock Exchange
Time:	8:00 a.m.	Common Stock Outstanding:	92,245,835
Location:	Grand Bohemian Hotel Orlando	State of Incorporation:	Maryland
	325 South Orange Avenue	Exchange Listed Public Company Since:	2015
	Orlando, Florida 32801	Corporate Website:	www.xeniareit.com
Record Date:	March 23, 2026	Investor Relations Website:	investors.xeniareit.com
The information found on, or otherwise accessible through, including other documents mentioned in this proxy and included on our website (but not otherwise filed with the SEC), our website is not incorporated by reference into, nor does it form a part of, this proxy statement.

VOTING ITEMS AND BOARD RECOMMENDATIONS

Proposal	Proposal Summary	Board Recommendation	Page
Proposal 1	Election of Directors	FOR each Director Nominee	13
Proposal 2	Non-binding advisory vote to approve named executive officer compensation (“say-on-pay”)	FOR	53
Proposal 3	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2026	FOR	54

Beginning on or about March 31, 2026, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders, which contained instructions on how to access and review proxy materials. On or about March 31, 2026, we also began mailing a full set of proxy materials to certain stockholders, including those who previously requested a paper copy of the proxy materials.

Our Directors
We believe our Board membership is balanced in experience, professional background, areas of expertise and perspectives (shown below). For more information about our Board, please see “Article II: Corporate Governance - Our Board of Directors.”

				Committee Membership***
Name	Age	Years on Board	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive
Marcel Verbaas *	56	11					C
Dennis D. Oklak**	72	11	✓			M	M
Keith E. Bass	61	11	✓		C		M
Thomas M. Gartland	68	11	✓		M	C	M
Beverly K. Goulet	71	11	✓	C			M
Arlene Isaacs-Lowe	66	4	✓	M		M
Mary E. McCormick	68	11	✓	M		M
Terrence Moorehead	63	5	✓		M
*         = Chair of the Board
**     = Lead Director
***     = Committee membership as of the date of this proxy statement
C        = Committee Chair
M    = Committee Member

We believe our Board has an appropriate mix of experience, qualifications, attributes and skills, as reflected in the summary below. For more information about the qualifications and experience of each of our directors standing for election at the 2026 Annual Meeting, please see “Article II: Corporate Governance — Directors Standing for Re-Election."

Board of Directors Experience
Our Board brings extensive experience and a diverse skill set to the Company, including the following:

	Keith E. Bass	Thomas M. Gartland	Beverly K. Goulet	Arlene Isaacs-Lowe	Mary E. McCormick	Terrence Moorehead	Dennis D. Oklak	Marcel Verbaas
Knowledge, Skills and Experience
Public Company Board Experience	✓	✓	✓	✓	✓	✓	✓	✓
Financial/Capital Allocation/ Corporate Finance	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management Experience	✓	✓	✓	✓	✓		✓	✓
Accounting Experience			✓	✓	✓	✓	✓	✓
Corporate Governance/Ethics	✓	✓	✓	✓	✓		✓	✓
Legal/Regulatory/ Public Policy Experience	✓		✓					✓
HR/Compensation Experience	✓	✓	✓			✓	✓	✓
Real Estate and/or REIT Experience	✓			✓	✓		✓	✓
Executive Leadership Experience	✓	✓	✓	✓		✓	✓	✓
Operational Experience	✓	✓	✓	✓		✓	✓	✓
Travel and Lodging Experience		✓	✓					✓
Strategic Planning/Oversight	✓	✓	✓	✓	✓	✓	✓	✓
Mergers and Acquisitions	✓	✓	✓			✓	✓	✓
Academia/Education					✓
Capital Markets	✓		✓	✓	✓		✓	✓
Shareholder Advocacy/ Engagement Experience	✓	✓	✓			✓	✓	✓
Consumer Products						✓
Marketing/Sales/Business Development Experience	✓	✓		✓		✓
Environmental Sustainability and Climate Risk	✓			✓		✓		✓

Demographics
African American or Black				✓		✓
White/Caucasian	✓	✓	✓		✓		✓	✓

Gender
Male	✓	✓				✓	✓	✓
Female			✓	✓	✓
As a corporate governance best practice, our Nominating and Corporate Governance Committee annually considers the composition of our Board and standing Board committees to ensure an appropriate balance of perspectives, backgrounds, skill sets and experience. See “Article II: Corporate Governance — Board Committees” for additional details.

Governance Highlights
Strong Corporate Governance Practices
We are committed to maintaining strong corporate governance practices. Since our listing in 2015, we have implemented corporate governance best practices and improvements as highlighted below and we continue to seek feedback from all stakeholders as we evolve our governance profile.

✓	Adopted proxy access	✓	Stockholders have the right to amend the Company's bylaws

✓	Majority voting standard for director elections	✓	Common stock is the only class of voting security outstanding

✓	All of our directors stand for election each year	✓	Anti-hedging and anti-pledging policies

✓	7 of 8 directors standing for re-election are independent	✓	Executive and director stock ownership guidelines

✓	Executive sessions of independent directors held at each regularly scheduled board meeting and chaired by the Lead Director	✓	Opted out of all provisions of the Maryland Unsolicited Takeover Act (“MUTA”)

✓	All Audit Committee members are financial experts	✓	Robust succession planning for senior management

✓	Annual Board and committee self-evaluations	✓	Clawback policy in compliance with SEC rules and NYSE listing standards

✓	Oversight of risk by the Board and select committees	✓	No poison pill

✓	The Audit, Compensation and Nominating and Corporate Governance committees include only independent directors	✓	We publish an annual Corporate Responsibility Report available on our website at www.xeniareit.com/corporate-responsibility
Strategy and Our Board
We believe it is important to the success of our Company that our Board review the Company’s strategic framework and direction. Our Board regularly meets with members of the senior management team to consider our current and future strategies to meet our corporate objectives designed to maximize long-term stockholder value. In 2025, our Board met six times and discussed both short- and long-term strategies.
Investor Outreach
We regularly engage with our investors on a variety of matters, which we believe is a strong corporate governance practice. In 2025 and early 2026, we reached out to, met with or engaged with institutional investors holding over 50% of our common stock as of December 31, 2025, and we continue to engage with additional stockholders on an ongoing basis.
Corporate Responsibility
We are committed to supporting the communities in which our properties are located and we believe such thriving communities improve the long-term outlook for our properties and business. We also enable our employees to support the communities in which they live through our charitable organization spotlight program. We encourage our employees to give back to their communities in various ways, including regular team building events that benefit charities and through serving on charitable organization boards. Each year we invite several charitable organizations to visit our Company headquarters in order to share their purpose and needs with our employees. This program highlights altruistic opportunities in which our employees can and do participate. We periodically publish reports on our corporate responsibility activities, in addition to adopting policies regarding our expectations such as our Enterprise Environmental Policy, Human Rights and Labor Rights Policy, and Supplier/Vendor Code of Conduct. In 2022, we set and published our intensity metric reduction targets for achievement by 2030. Our 2025 Corporate Responsibility Report which contains our interim progress towards our intensity metric reduction goals can be found on our website at www.xeniareit.com/corporate-responsibility. None of these reports, nor any other information on our website, are incorporated into this proxy statement, nor does either form a part of this proxy statement.
Compensation Highlights
Our executive compensation program is designed to attract, retain and motivate experienced and talented executives who can help the Company to maximize stockholder value. We believe that we maintain a competitive compensation program that incorporates strong governance practices.

The Company’s compensation guiding principles are as follows:
✓    We pay for performance. We utilize multiple performance measures across various performance periods. In order to earn any of the outstanding performance-based equity awards that are measured by absolute total stockholder return ("TSR"), we must achieve a certain threshold of annualized total stockholder return.
✓    We balance short-term and long-term incentives. Annual cash bonuses and long-term equity awards comprise a significant portion of our named executive officers' ("NEOs") overall target compensation.
✓    We align our NEOs' compensation with stockholders' interests. Our NEOs' compensation aligns with stockholders' interests, which means the granting of performance-based equity awards that are tied to total stockholder return on both a relative and absolute basis.
✓    We maintain a clawback policy. Our clawback policy allows for the recovery of amounts inappropriately paid in the event of a restatement of our financial statements.

✓    Payments pursuant to our NEOs' severance agreements are subject to a "double trigger." Any change in control cash payments pursuant to severance agreements with our NEO's are subject to a "double trigger."
✓    We do not have tax gross-ups. We do not provide tax gross-ups on any severance, change-in-control or other payments.
As a result of our rigorous pay for performance program, the Company received a say-on-pay approval rate of over 95% for the 2024 compensation program, consistent with an average say-on-pay approval rate of 96% for all other years, excluding the 2020 program.
2025 Performance Highlights
In 2025, the Company continued to place a significant focus on maximizing hotel revenue growth and controlling expenses while also returning value to shareholders through share repurchases and dividends and investing in portfolio improvements. During 2025, our hotel occupancy increased to 68.5% from 67.4% in 2024 and our average daily rate ("ADR") increased 3.2% to $263.79 from $255.62 in 2024. Further, our revenue per available room ("RevPAR") increased 4.8% to $180.65 for 2025 from $172.36 for 2024 and our total revenue per available room ("Total RevPAR") increased 8.9% to $326.61 for 2025 from $299.93 for 2024. Hotel operating income increased 6.9% to $329.9 million in 2025 from $308.6 million in 2024.
In March 2025, we acquired the fee simple interest in the land associated with the ground lease at Hyatt Regency Santa Clara in Santa Clara, California for a purchase price of $25.0 million.
In April 2025, we completed the disposition of the 545-room Fairmont Dallas, in Dallas, Texas for a sales price of $111.0 million. The Company recognized a gain on the sale of $40.0 million.
We also continued to focus on maximizing liquidity and balance sheet flexibility to remain in a position to capitalize on future opportunities. In January 2025, we borrowed the $100 million available on the 2024 Delayed Draw Term Loan and used a portion of the borrowing to repay the full amount then outstanding under the Revolving Credit Facility. As of December 31, 2025, our weighted average debt maturity was 3.2 years for all debt. Further, we balanced capital allocation priorities by returning $175 million to shareholders through a combination of share repurchases and dividends.
As of December 31, 2025, we had $140 million in cash and full availability on our $500 million revolving credit facility resulting in total liquidity of approximately $640 million. Additionally, we held $83 million of restricted cash and escrows primarily set aside to maintain our hotels. In February 2026, we repaid in full with cash on hand the $51.8 million then outstanding balance on the mortgage loan collateralized by Grand Bohemian Hotel Orlando, Autograph Collection. As a result, we do not have any debt maturities until May 2027.
During 2025, we invested $86.6 million in portfolio improvements inclusive of capital expenditures related to the completion of the transformative renovation of Grand Hyatt Scottsdale Resort.

$640M
Total Liquidity

4.8%
RevPAR Growth

8.9%
Total RevPAR Growth

3.2 years
Weighted Average Debt Maturity

Returned **$175M** to Shareholders through a Combination of Share Repurchases and Dividends

2025 Performance Highlights

OBJECTIVES

» **Strategic Focus:**
- Uniquely positioned luxury and upper upscale hotels and resorts with a focus on top 25 lodging markets and key leisure destinations in the United States
- 100% luxury and upper upscale properties
- Brand affiliated with balanced demand segments (group, leisure and business transient)

» **Key Initiatives:**
- Complete the Grand Hyatt Scottsdale Resort renovation
- Evaluate portfolio ROI opportunities and plan and execute key capital projects
- Achieve robust increase in hotel operating results
- Subject to market conditions, complete transactions that increase portfolio quality and earnings profile
- Maintain liquidity and balance sheet flexibility with leverage at median relative to range of lodging REIT peer-set
- Enhance capital structure to maintain liquidity, extend weight-average debt maturities and maximize flexibility going forward
- Opportunistically buy or issue shares

» **Corporate Responsibility:**
- Publish an updated corporate responsibility report with progress towards intensity metric reduction targets

RESULTS

» **Strategic Focus & Key Initiatives:**
- Achieved all Key Initiatives listed

» **Operations:**
- Hotel occupancy increased from 67.4% in 2024 to 68.5% in 2025
- Average daily room rate increased 3.2% to $263.79 in 2025
- RevPAR increased 4.8% to $180.65 in 2025
- Total RevPAR increased 8.9% to $326.61 in 2025
- Net income of $66.9M and Earnings Per Share of $0.64
- Adjusted EBITDAre of $258M(1)
- Adjusted FFO per diluted share of $1.76 for the year(1), an increase of 10.7% compared to 2024

» **Transactions:**
- Acquired the fee simple interest in the land underlying Hyatt Regency Santa Clara for $25M in March 2025.
- Sold Fairmont Dallas for $111M in April 2025.

» **Capital Improvements:**
- Invested $87M in multiple capital projects during 2025 which we believe will drive positive future performance
- Completed the Grand Hyatt Scottsdale Resort renovation
- Substantially completed select upgrades to guest rooms at seven hotels
- Performed significant infrastructure upgrades at ten hotels
- Commenced work related to a majority reconcepting of the food and beverage facilities at W Nashville

» **Debt Recapitalization:**
- Drew the $100M on the Delayed Draw Term Loan and used a portion to repay the then outstanding balance on the Revolving Credit Facility
- In February 2026, we repaid in full with cash on hand, the mortgage loan collateralized by Grand Bohemian Hotel Orlando, Autograph Collection, resulting in 28 of 30 hotels unencumbered

» **Return of Capital:**
- For the full year 2025, the Company declared a total of $0.56 of dividends per share to common stockholders
- Repurchased 9.4M shares of common stock at a weighted-average price of $12.87 per share totaling $120M

» **Corporate Responsibility Initiatives:**
- Published an updated corporate responsibility report identifying progress towards target reductions in energy, carbon emissions and water intensity by 2030

XENIA HOTELS & RESORTS, INC.
200 S. Orange Avenue, Suite 2700
Orlando, Florida 32801

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 14, 2026

The board of directors (the “Board of Directors” or the “Board”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (referred to herein as “Xenia,” “we,” “us” or the “Company”), solicits your proxy to vote at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 14, 2026, beginning at 8:00 a.m., local time, at Grand Bohemian Hotel Orlando, 325 South Orange Avenue, Orlando, Florida, 32801, and at any adjournments or postponements thereof.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), we are primarily furnishing proxy materials to our stockholders via the internet, rather than mailing paper copies of the materials. Internet distribution of the proxy materials is designed to expedite receipt by stockholders, lower costs and reduce the environmental impact of the Annual Meeting.
This proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2025 are available free of charge at www.proxyvote.com.
Beginning on or about March 31, 2026, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders as of the close of business on March 23, 2026, which contained instructions on how to access and review proxy materials, including our proxy statement and our Annual Report for the fiscal year ended December 31, 2025, and how to submit proxies or voting instructions via the internet. On or about March 31, 2026, we also began mailing a full set of proxy materials to certain stockholders, including those who previously requested a paper copy of the proxy materials.

ARTICLE I: PROXY MATERIALS AND ANNUAL MEETING
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
1.    Q:    Why did I receive a notice in the mail regarding the internet availability of the proxy materials?
A:    The Board of Directors is delivering or providing access to proxy materials to its stockholders in connection with its solicitation of proxies to vote at the Annual Meeting and at any postponement or adjournment thereof. The SEC has adopted rules permitting the electronic delivery of proxy materials. In accordance with those rules, we have elected to provide access to our proxy materials, which include this proxy statement and our Annual Report for the fiscal year ended December 31, 2025 at www.proxyvote.com. We sent the Notice to our stockholders as of the close of business on March 23, 2026, the record date, directing them to a website where they can access the proxy materials and view instructions on how to authorize proxies to vote their shares over the internet or by telephone. Stockholders who previously indicated a preference for paper copies of our proxy materials received paper copies. If you received a Notice but would like to request paper copies of our proxy materials going forward, you may still do so by following the instructions described in the Notice.
Choosing to receive your proxy materials over the internet will help conserve natural resources and reduce the costs associated with the printing and mailing of the proxy materials to you. Unless you affirmatively elect to receive paper copies of our proxy materials in the future by following the instructions included in the Notice, you will continue to receive a Notice directing you to a website for electronic access to our proxy materials.
2.    Q:    When and where is the Annual Meeting?
A:    The Annual Meeting will be held at Grand Bohemian Hotel Orlando, 325 South Orange Avenue, Orlando, Florida, 32801 on Thursday, May 14, 2026 at 8:00 a.m., local time.
3.    Q:    What is the purpose of the Annual Meeting?
A:    At our Annual Meeting, stockholders will consider and vote upon the matters outlined in this proxy statement and in the Notice of Annual Meeting of Stockholders included with this proxy statement: the election of directors, the approval of a non-binding advisory resolution on the compensation of our named executive officers (“say-on-pay”), the ratification of KPMG LLP as our independent registered public accounting firm and the transaction of any other business as properly may come before the Annual Meeting or any postponement or adjournment thereof.
4.    Q:    How can I attend the Annual Meeting?
A:    Only stockholders of record and beneficial owners of Xenia common stock as of the close of business on March 23, 2026, the record date, or their duly authorized proxies, will be entitled to attend the Annual Meeting. To gain admittance, stockholders (or their proxies) must first obtain an admission ticket by registering no later than Friday, May 8, 2026. To register, follow the instructions provided in "Article IX: Attending the Annual Meeting" of this proxy statement. You must bring your admission ticket and a valid, government-issued photo identification (such as a valid driver’s license or passport) in order to gain access to the Annual Meeting. If you are a beneficial owner of Xenia common stock (as described in Question 6 below), you will need to obtain a legal proxy from your broker or other nominee in order to vote at the Annual Meeting (as described in Question 7 below).
For directions to the meeting location, please contact us at 407-246-8100.
Stockholders may be required to enter through a security check point before being granted access to the meeting. No cameras, recording devices, other electronic devices or large packages will be permitted at the Annual Meeting. Photographs and videos taken at the Annual Meeting by or at the request of Xenia may be used by Xenia, and by attending the Annual Meeting, you waive any claim or rights with respect to those photographs and their use.
5.    Q:    What should I do if I receive more than one Notice or set of proxy materials?
A:    You may receive more than one Notice or set of proxy materials. For example, if you hold your shares in more than one brokerage account, or if you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice or set of proxy materials. Please be sure to submit your proxy or voting instructions for each account in which you hold shares.
6.    Q:     What is the difference between holding shares as a record holder versus a beneficial owner?
A:    Many Xenia stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:

Record Holders: If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are considered, with respect to those shares, the stockholder of record or record holder. As the stockholder of record as of the record date, you have the right to authorize a proxy to vote your shares or to vote in person at the Annual Meeting.
Beneficial Owners: If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the Notice (or in some cases as described above, a full set of proxy materials) is being forwarded to you automatically, along with instructions from your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, bank or other nominee has provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions by the deadline set forth in the materials you receive from your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to discretionary items but not with respect to non-discretionary items. See Question 10 below for more information about broker non-votes.
7.    Q:    Who can vote and how do I vote?
A:    Only stockholders as of the close of business on March 23, 2026, the record date, will be entitled to notice of and to vote at the Annual Meeting. To ensure that your vote is recorded promptly, please authorize a proxy to vote your shares as soon as possible, even if you plan to attend the Annual Meeting in person.
If you are a record holder, you may submit your proxy via the internet or by telephone, which will ensure your shares are represented at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form. If you attend the Annual Meeting, you may revoke your proxy by voting in person, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting. Your attendance at the Annual Meeting is not sufficient in and of itself to revoke your proxy.
Beneficial owners may submit voting instructions by telephone or internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will provide instructions for doing so. Beneficial owners who wish to vote at the Annual Meeting must first obtain a legal proxy from their broker, bank or other nominee, giving the beneficial owner the right to vote the shares at the meeting and present such legal proxy at the Annual Meeting.
To attend and vote at the Annual Meeting, all stockholders must also register by Friday, May 8, 2026, as described in "Article IX: Attending the Annual Meeting" of this proxy statement.
For further instructions on voting, see the Notice or proxy card. If you authorize a proxy or submit voting instructions by telephone, via the internet or by returning your proxy card/voting instructions, the shares represented by the proxy will be voted in accordance with your instructions.
8.    Q:    What are my voting choices and how many votes are required for approval or election?
A:    In the vote on the election of director nominees identified in this proxy statement to serve until the 2027 annual meeting of stockholders and until their respective successors have been duly elected and qualify, stockholders may (1) vote for specific nominees; (2) vote against specific nominees; or (3) abstain from voting for any specific nominees. Under our bylaws, to be elected in an uncontested election, director nominees must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted for a nominee must exceed the number of shares voted against that nominee. Shares of common stock not voted (whether by abstention, broker non-vote or otherwise) will not be counted as a vote cast for or against a nominee’s election and will have no effect on the result of the vote. If an incumbent director were to fail to be re-elected by a majority of votes cast, that director would be required under our Corporate Governance Guidelines to offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action is recommended. The Board is required to act on the offer to resign within 90 days after the election results are certified and promptly and publicly disclose its decision and rationale. The Board of Directors unanimously recommends a vote FOR each of the nominees.
In the say-on-pay advisory vote, stockholders may (1) vote to approve the resolution; (2) vote against the resolution; or (3) abstain from voting on the resolution. The affirmative vote of a majority of all of the votes cast at the Annual

Meeting is required to approve the non-binding advisory resolution on the compensation of our named executive officers. For purposes of this vote, shares of common stock not voted (whether by abstention, broker non-vote or otherwise) will not be counted as a vote cast and will have no effect on the result of the vote. Although the advisory vote on Proposal 2 is non-binding, as provided by law, the Board of Directors and the Compensation Committee will review the results of the vote and will take it into account in making future determinations concerning executive compensation. The Board of Directors unanimously recommends a vote FOR the approval of the compensation of the Company's named executive officers.
In the vote on the ratification of the appointment of KPMG LLP as Xenia’s independent registered public accounting firm for fiscal year 2026, stockholders may (1) vote for the ratification; (2) vote against the ratification; or (3) abstain from voting on the ratification. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2026 will require the affirmative vote of a majority of the votes cast at the Annual Meeting; however, stockholder ratification is not required to authorize the appointment of KPMG LLP as our independent registered public accounting firm. For purposes of this vote, shares of common stock not voted (whether by abstention, broker non-vote or otherwise) will not be counted as a vote cast and will have no effect on the result of the vote. The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2026.
9.    Q:    What is the effect of an “abstain” vote on the proposals to be voted on at the Annual Meeting?
A:    Because a majority of all the votes cast at the Annual Meeting is required to elect a director, an "abstain" vote will have no effect on the outcome of the election of directors. Because an "abstain" vote is not considered a vote "cast" and the affirmative vote of a majority of the votes cast at the Annual meeting will be required for the stockholders to approve the say-on-pay advisory vote and the ratification of KPMG LLP as Xenia's independent registered public accounting firm for the fiscal year 2026, an “abstain” vote will not have any impact on the outcome of those proposals. Both abstentions and the broker non-votes will be considered present for the purpose of determining the presence of a quorum.

10.    Q:    What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting?
A:    A “broker non-vote” will occur with respect to any proposal that is a non-discretionary item if you are the beneficial owner of shares held by a broker or other custodian and you do not provide the broker or custodian with voting instructions with respect to such proposal. This is because under applicable New York Stock Exchange (“NYSE”) rules, a broker or custodian may not vote on these matters without instruction from the underlying beneficial owner. Because the ratification of auditors is considered a discretionary item for which a broker or other custodian may vote shares that are held in the name of a broker, bank or other nominee and which are not voted by the applicable beneficial owners, we do not expect to receive any broker non-votes with respect to this proposal. Except for the ratification of auditors, all of the proposals described in this proxy statement are non-discretionary items. A "broker non-vote" is not considered a vote "cast" and will not have any effect on the outcome of the election of directors, the say-on-pay advisory vote, and the ratification of KPMG LLP as Xenia's independent registered public accounting firm for fiscal year 2026.
11.    Q:    Who counts the votes?
A:    Broadridge Financial Solutions, Inc. will count the votes. The Board of Directors has appointed Broadridge Financial Solutions, Inc., or an authorized third-party engaged by Broadridge Financial Solutions, Inc., to serve as the inspector of elections.
12.    Q:    Revocation of proxy: May I change my vote after I return my proxy?
A:    Yes, you may revoke your proxy if you are a record holder by filing written notice of revocation with Xenia’s corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 by submitting a later dated proxy or by voting in person at the Annual Meeting.
If your shares are held in street name through a broker, bank, or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.
13.    Q:    What if I submit a proxy but do not specify a choice for a matter?
A:    Unless you indicate otherwise, the persons named as proxies will vote your shares FOR all of the nominees for director named in this proxy statement, FOR the say-on-pay proposal, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2026.

14.    Q:    What constitutes a quorum?
A:    Presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. Proxies received with matters marked with abstentions, or that contain broker non-votes, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining whether a quorum is present.
15.    Q:    Where can I find the voting results of the Annual Meeting?
A:    We will publish final results on a Current Report on Form 8-K within four business days after the Annual Meeting.
16.    Q:    Who will pay the costs of soliciting these proxies?
A:    We will bear the entire cost of solicitation of proxies, including costs incurred in connection with preparation, assembly, printing and mailing of the Notice, this proxy statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Xenia common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Xenia common stock for their reasonable costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.
We have hired Georgeson Inc. to assist in the solicitation of proxies at a base fee of $8,500, plus additional amounts, which will vary depending upon the extent of services actually performed by Georgeson Inc., plus reimbursement for reasonable out-of-pocket expenses.
17.    Q:    What happens if additional matters are presented at the Annual Meeting?
A:    Other than the three proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Marcel Verbaas and Barry A.N. Bloom, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If any of our nominees for director are unavailable, or are unable to serve or for good cause will not serve, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
18.    Q:    How many shares of common stock are outstanding? How many votes do I have?
A:    As of the close of business on March 23, 2026, the record date for the Annual Meeting, there were 92,245,835 shares of our common stock outstanding and entitled to vote. Each stockholder will be entitled to one vote for each share of Xenia common stock held as of the record date.
19. Q:    What is the deadline under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for stockholders to propose actions to be included in our proxy statement relating to our 2027 annual meeting of stockholders and identified in our form of proxy relating to the 2027 annual meeting?
A:    The deadline for stockholders to submit proposals to be included in our proxy statement and identified in our form of proxy under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is December 1, 2026. Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.
20. Q:    What is the deadline under our current bylaws for stockholders to nominate persons for election to the Board of Directors or propose other matters to be considered at our 2027 annual meeting of stockholders?
A:    Our proxy access bylaw permits an eligible stockholder (or group of up to 20 stockholders) owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director candidates constituting the greater of two director nominees or director nominees constituting up to 20% of the total number of directors then serving on the Board of Directors, if the nominating stockholder(s) and nominee(s) satisfy the requirements specified in the bylaws.

Stockholders who wish to nominate persons for election to our Board of Directors or propose other matters to be considered at our 2027 annual meeting of stockholders must provide us advance notice of the director nomination or stockholder proposal, as well as the information specified in our current bylaws, no earlier than November 1, 2026 and no later than 5:00 p.m., Eastern Time, on December 1, 2026. Stockholders are advised to review our bylaws, which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. The requirements for advance notice of stockholder proposals under our bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act, as those stockholder proposals are governed by Rule 14a-8.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19 under the Exchange Act. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our bylaws and other applicable requirements.
21.    Q:    How do I submit a potential director nominee for consideration by the Board of Directors for nomination?
A:    You may submit names of potential director nominees for consideration by the Nominating and Corporate Governance Committee for nomination by our Board of Directors at the 2027 annual meeting of stockholders. Your submission should be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. See "Article II: Corporate Governance — Board Committees — Nominating and Corporate Governance Committee” for information on the nomination process used by our Nominating and Corporate Governance Committee and our Board of Directors. The deadline has passed to submit a potential director nominee to be considered for nomination by our Board of Directors at the 2026 Annual Meeting. The deadline to submit a potential director nominee for consideration by our Board of Directors for nomination at the 2027 annual meeting of stockholders is 5:00 p.m., Eastern Time, on December 1, 2026.
The Company intends to file a proxy statement and a WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2026 Annual Meeting of Stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company without charge from the SEC’s website at www.sec.gov.

ARTICLE II: CORPORATE GOVERNANCE

PROPOSAL 1 - ELECTION OF DIRECTORS

Xenia’s charter and bylaws provide that the Board of Directors may establish, increase or decrease the number of directors, but the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law (“MGCL”) nor more than fifteen. At present, the number of members of the Board of Directors is fixed at eight.
In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Marcel Verbaas, Dennis D. Oklak, Keith E. Bass, Thomas M. Gartland, Beverly K. Goulet, Arlene Isaacs-Lowe, Mary E. McCormick and Terrence Moorehead to stand for re-election to the Board of Directors. Each of the foregoing has been nominated to hold office until the 2027 annual meeting of stockholders and until their respective successors have been duly elected and qualify. Unless otherwise instructed by the stockholder, the proxy holders will vote the shares represented by such proxy for the election of the nominees named in this proxy statement.
Each of the nominees has consented to serve as a director if elected. If any of the nominees should be unavailable to serve for any reason, the Board of Directors may designate a substitute nominee or substitute nominees (in which event proxy holders will vote for the election of such substitute nominee or nominees). Alternatively, the Board of Directors may reduce the size of the Board of Directors or allow the vacancy or vacancies to remain open until a suitable candidate or candidates are identified by the Board of Directors.
Vote Required
Approval of the election of a director requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the election of such director.

✓
The Board of Directors unanimously recommends that the stockholders vote “FOR” each of Marcel Verbaas, Dennis D. Oklak, Keith E. Bass, Thomas M. Gartland, Beverly K. Goulet, Arlene Isaacs-Lowe, Mary E. McCormick, and Terrence Moorehead as directors to serve and hold office until the 2027 annual meeting of stockholders and until their respective successors have been duly elected and qualify.

OUR BOARD OF DIRECTORS
Set forth below is information regarding the business experience of each of our directors who are standing for election at the 2026 Annual Meeting that has been furnished to us by each respective director. Each director has been principally engaged in the employment indicated for the last five years unless otherwise stated. Also set forth below for each director is a discussion of the experience, qualifications, attributes or skills that led the Board to conclude that the director is qualified and should serve as a director of Xenia.
Directors Standing for Re-Election
Marcel Verbaas (age 56) is our Chair and Chief Executive Officer. Previous to this role, Mr. Verbaas served as President and Chief Executive Officer with Xenia or its affiliated entities from 2007 until November 2017. Mr. Verbaas has also served on the Board since our listing on the NYSE in February 2015 and was elected Chair in November 2017. From December 2004 until the successful sale of the company in April 2007, Mr. Verbaas was Senior Vice President and Chief Investment Officer for CNL Hotels & Resorts, Inc., a real estate investment trust ("REIT"). In that capacity, he was responsible for the company’s investment activities, acquisitions and dispositions. Mr. Verbaas served as Senior Vice President and Chief Investment Officer for CNL Retirement Corporation from June 2003 to December 2004, during which time he oversaw more than $2.5 billion in acquisitions in the senior housing and medical office segments. From 2000 to 2003, Mr. Verbaas held the positions of Vice President of Real Estate Finance and Senior Vice President of Project Finance with CNL Hospitality Corporation, the former advisor to CNL Hotels and Resorts, Inc. Prior to joining CNL in 2000, Mr. Verbaas served as Director of Corporate Finance for Stormont Trice Development Corporation, a private hotel development company. Mr. Verbaas also held positions in real estate finance with GE Capital Corporation and Ocwen Financial Corporation where he primarily focused on the financing of lodging properties. Mr. Verbaas received his Master’s Degree in Business Economics from Erasmus University of Rotterdam, The Netherlands.

Mr. Verbaas’ qualifications to serve on our Board of Directors include his more than 30 years of experience in the lodging industry and his general expertise in real estate operations and finance. Further, the Board of Directors also values his executive leadership as Chair of our Board and the way his additional role as our Chief Executive Officer brings management's perspective to Board deliberations providing valuable information about the status of our day-to-day operations.
Dennis D. Oklak (age 72) has served on the Board since our listing on the NYSE in February 2015 and currently serves as Lead Director. Mr. Oklak served as Chief Executive Officer of Duke Realty Corporation, a publicly traded REIT focused on industrial and office properties, from 2004 through 2015, and served as Director from April 2004 and Chairman of the Board of Directors of Duke Realty Corporation from 2005 until 2017. Mr. Oklak serves as a Director of Tutor Perini Corporation, a publicly traded commercial contractor, where he has served since May 2017. He also serves as the Non-Executive Chair of the Board of Managers of ITR Concession Company LLC, lessee of the Indiana Toll Road. Mr. Oklak serves on the Board of Directors of the Eskenazi Health Foundation. He holds a Bachelor’s degree from Ball State University.
Mr. Oklak contributes to the Board of Directors real estate industry, consulting, operations, development and executive leadership expertise, as well as finance, accounting and auditing expertise from his nine years as an accountant at Deloitte & Touche LLP prior to joining Duke Realty. The Board of Directors also values his experience as a chief executive officer and a public company director.
Keith E. Bass (age 61) has served on the Board since our listing on the NYSE in February 2015. Since 2020, Mr. Bass has served as the Chief Executive Officer of Mattamy Homes US, one of the largest privately owned home-builders in North America. Mr. Bass has served as Managing Partner of Mill Creek Capital LLC since 2017. Mr. Bass serves as a Director of Rayonier, Inc., where he has served since 2017. Mr. Bass served as President and Chief Executive Officer of WCI Communities, Inc., a lifestyle community developer and luxury homebuilder of single-and multi-family homes in Florida, from 2012 until 2017 and as a member of its Board of Directors from 2012 until 2017. From 2011 to 2012, Mr. Bass was President of Pinnacle Land Advisors. From 2003 to 2011, Mr. Bass was an executive with The Ryland Group, and most recently, from 2008 to 2011, served as Senior Vice President of The Ryland Group and President of the South U.S. Region. From 2003 to 2008, Mr. Bass held the various titles at The Ryland Group of SE U.S. Region President, Orlando Division President and Vice President, Land Resources—SE U.S. Region. Prior to Ryland, Mr. Bass was President of the Florida Region of Taylor Woodrow from 1997 to 2003. He received a Bachelor’s degree in Business Administration from North Carolina Wesleyan College.
Mr. Bass brings to the Board of Directors significant executive management experience, including his extensive experience in the real estate industry. The Board of Directors also values Mr. Bass’s experience as a chief executive officer and a public company director.
Thomas M. Gartland (age 68) has served on the Board since our listing on the NYSE in February 2015. Mr. Gartland has served as the Chairman and CEO of Montway Auto Transport, a privately-held North American transport company, since 2020. Mr. Gartland also serves as Director and a member of the Governance and Compensation Committee of ABM Industries, Inc., a publicly traded provider of facility solutions, where he has served since October 2015. Mr. Gartland also serves as a Director and member of the Audit Committee of ADT Inc., a publicly traded provider of security, interactive, and smart home solutions, where he has served since January 2025. Mr. Gartland was President, North America for Avis Budget Group, Inc., a provider of vehicle rental services, from 2011 until 2014. Mr. Gartland served as Executive Vice President of Sales, Marketing & Customer Care at Avis Budget Group from 2008 through 2011, as a senior executive of JohnsonDiversey, Inc.’s from 1994 to 2008, including most recently as President of the North American Region from 2002 to 2008, and at Ecolab, Inc. from 1980 to 1994, most recently as Vice President and Director of National Accounts. He received a Bachelor’s degree in Business Administration/Marketing from the University of St. Thomas in St. Paul, Minnesota.
Mr. Gartland brings to our Board of Directors a strong background in sales and significant senior executive and operations experience at major, multi-national companies, including a major company in the travel industry.
Beverly K. Goulet (age 71) has served on the Board since our listing on the NYSE in February 2015. Prior to her retirement from American Airlines Group Inc. in 2017, Ms. Goulet served as Executive Vice President and Chief Integration Officer from 2015 until 2017, Senior Vice President and Chief Integration Officer from 2013 to 2015, Chief Restructuring Officer from 2011 to 2013, and as Vice President—Corporate Development and Treasurer from 2002 to 2013. Prior to joining American Airlines, Ms. Goulet practiced corporate and securities law for 13 years. Ms. Goulet currently serves as a Director of Rolls Royce PLC, where she has served since July 2017. Ms. Goulet previously served as a Director of Atlas Air Worldwide from May 2021 to March 2023. She received a Bachelor’s degree and a Juris Doctor from the University of Michigan.
Ms. Goulet brings to the Board of Directors significant executive management and financial experience at a major company in the travel industry. The Board of Directors also values Ms. Goulet’s legal experience.
Arlene Isaacs-Lowe (age 66) has served on the Board since March 2022. Ms. Isaacs-Lowe retired from Moody’s Corporation in June 2022 after 24 years with the company. During this tenure, she served as Special Advisor to the executive leadership team of Moody’s, Global Head of Corporate Social Responsibility, and as President of the Moody’s Foundation. Ms. Isaacs-Lowe additionally served as leader of the relationship management team responsible for Europe, the Middle East, and Africa and led business development and account management efforts for US Financial Institutions, Public, and Project and Infrastructure Finance for Moody’s Commercial Group. Before joining Moody’s Commercial Group, Ms. Isaacs-Lowe served as Senior Vice President and lead credit analyst in the Financial Institutions Group. Prior to her work with Moody’s, Ms. Isaacs-Lowe held positions with Equinox Realty Advisors, LLC, MetLife, and West World Holding, Inc. Ms. Isaacs-Lowe currently serves as a Non-Executive Director on the Board and chairs the Corporate Responsibility Committee of Compass PLC, a FTSE100 company and the leading provider of food and support services globally. Ms. Isaacs-Lowe also serves as an independent Director on the Board of Equitable Holdings, a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. She is a member of the New York State Society of CPAs, the New York State Society of Security Analysts and the CFA Institute. She received a Bachelor’s degree from Howard University and an MBA from Fordham University.
Ms. Isaacs-Lowe contributes to our Board of Directors through her extensive experience in credit markets, risk management, commercial real estate, and environmental, social strategy. The Board of Directors values her executive leadership and corporate social responsibility experience.
Mary E. McCormick (age 68) has served on the Board since our listing on the NYSE in February 2015. From 2017 until May 2022, Ms. McCormick served as the Executive Director for the Center for Real Estate at The Fisher School of Business at The Ohio State University. From 2010 to 2016, Ms. McCormick was a Senior Advisor with Almanac Realty Investors, LLC. She served the Ohio Public Employees Retirement System from 1989 through 2005, where she was most recently responsible for directing the then $64 billion fund’s real estate investments. Ms. McCormick has held a number of leadership positions for a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association. Ms. McCormick has served as a Director of EastGroup Properties, an industrial REIT, since 2005, as a Director of Broadstone Net Lease, a private REIT, from 2013 to 2016, and as a Director of Mid America Apartment Communities from 2006 to 2010. Ms. McCormick is a member of the Urban Land Institute. She received a Bachelor’s degree and an MBA from The Ohio State University.
Ms. McCormick contributes to our Board of Directors through her extensive experience in real estate, capital markets and board governance. The Board of Directors values her leadership and public company director experience.
Terrence Moorehead (age 63) has served on the Board since May 2021. Since August 2025, Mr. Moorehead has served as the Chairman and President of the RipLine Foundation, a registered 501(c)(3) that partners with outdoor athletes to raise funds to help fight childhood hunger around the globe. He served as President and Chief Executive Officer and as a Director of Nature’s Sunshine Products, Inc., a publicly traded leading natural health and wellness company, from 2018 until November 2025. Prior to joining Nature’s Sunshine in 2018, Mr. Moorehead held the role of Chief Executive Officer at Carlisle Etcetera LLC, from 2015 to 2018, and at Dana Beauty, Inc., from 2013 to 2015. From 1991 to 2013 he served in various leadership capacities at Avon Products, Inc., including, among other positions, as VP, Strategy and Digital- North America, President and Chairman of Avon Japan, President of Avon Canada, and General Manager of Avon Italy. Mr. Moorehead received his Masters of Business Administration from Columbia University and a Bachelor of Arts in Economics from Boston College.
Mr. Moorehead contributes to the Board of Directors operational, consumer products, and executive leadership expertise. The Board of Directors also values his experience as a chief executive officer and a public company director.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Corporate Governance Profile and Board Leadership Structure
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:
•our Board of Directors is not classified, so each of our directors is subject to election annually;
•director elections are subject to a majority voting standard;
•any director nominee who receives more votes "against" than votes "for" must submit his or her written resignation offer to the Board;
•of the eight persons standing for re-election to our Board, our Board has determined that seven, or 87.5%, satisfy the listing standards for independence of the NYSE;
•our Board has determined that all members of the Audit Committee qualify as an “audit committee financial expert” as defined by the SEC;

•all members of the Audit, Compensation, and Nominating and Corporate Governance committees of the Board are independent of the Company and our officers and employees;
•we have opted out of the business combination provisions (provided that the business combination has been approved by the Board) and control share acquisition provisions of the MGCL;
•we have opted out of all provisions of the Maryland Unsolicited Takeover Act (“MUTA”);
•we have adopted a proxy access right for stockholders;
•stockholders have the right to amend our bylaws; and
•we do not have a stockholder rights plan.
Our Corporate Governance Guidelines provide that our Board of Directors shall select its chair and the Company’s chief executive officer in any way it considers to be in the best interests of the Company. Therefore, the Board does not have a policy on whether the role of the chair and chief executive officer should be separate or combined. The Board and the Nominating and Corporate Governance Committee review this structure each year and has determined that it is in our best interest not to separate these positions. Mr. Verbaas, our Chief Executive Officer, was appointed Chair of the Board and assumed the role effective November 2017. Mr. Verbaas possesses a detailed knowledge of our industry, as well as an understanding of both the opportunities and challenges we face. The Board thus believes that Mr. Verbaas is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters facing the Company. The Board also believes that Mr. Verbaas’ combined role ensures clear accountability, enhances our ability to articulate our strategy and message to our employees, stockholders and business partners and enables decisive overall leadership.
To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent directors have designated an independent, non-employee director to serve as our Lead Director. The Lead Director helps to facilitate free and open discussion and communication among the independent, non-employee directors. While we do not have a formal attendance policy regarding the Lead Director's attendance at all committee meetings, our Lead Director makes every effort to attend each committee meeting. We believe that regular meetings of independent directors, without management present, and permitting all directors to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer serve as our Chair may cause management to have undue influence on the Board. The responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines. Mr. Oklak was appointed Lead Director and assumed the role effective May 2021. The Board believes this current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the stockholders and the Company’s overall corporate governance. The Nominating and Corporate Governance Committee and the Board will periodically review the leadership structure to determine whether it continues to best serve the Company and its stockholders.
During the fiscal year ended December 31, 2025, our Board of Directors held six meetings (and took action two times by unanimous written consent). The Audit Committee held five meetings, the Compensation Committee held four meetings, the Nominating and Corporate Governance Committee held four meetings and the Executive Committee did not meet. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which such director served that were held during the period the director served in 2025. Additionally, all directors in the aggregate attended 100% of the total Board and committee meetings held in 2025 and all directors elected or appointed at the time attended our 2025 annual meeting of the stockholders.
Our non-management directors meet regularly in executive sessions of the Board and each committee without the presence of any members of management, with our Lead Director or the chair of the respective committee presiding over such sessions. Our directors are expected to make every effort to attend all meetings of the Board of Directors, meetings of the committees of which they are members and any meeting of stockholders.
Director Retirement Policy
Our Corporate Governance Guidelines include a director retirement policy, which requires any director upon attaining the age of seventy-five (75), and annually thereafter, to tender a letter of proposed retirement from the Board to the chair of the Board with such effective date of retirement to be at the first annual meeting of the stockholders held thereafter. The Board shall review the director’s continuation on the Board, and in light of all the circumstances, the Board shall accept such proposed retirement or request that the director continue to serve. A majority of the disinterested directors on the Board shall determine the acceptance of the proposed retirement or election to request that the director continue to serve.

Stockholder Engagement and Investor Outreach Program
Our Board is deeply engaged in the Company's strategic direction and performance. To that end, building and maintaining long-term relationships with our stockholders is a core goal of the Company and there is no higher priority than earning and keeping the trust of our stockholders as we build value for the long-term. Additionally, both management and the Board believe that engaging with our stockholders is a year-round priority. Furthermore, both management and the Board are committed to both proactive and reactive engagement; and we are determined to solicit feedback from our stockholders while also listening to any suggestions they might have to strengthen the long-term prospects of the Company. Thus, the Company regularly contacts representatives of large stockholders to conduct calls, meetings or property tours. In doing so, we provide a forum for discussions regarding the long-term strategy of value creation and feedback they might offer the Company. As a result, in 2025, the Company reached out to, met with or engaged with institutional investors holding over 50% of our common stock as of December 31, 2025, and we continue to engage with additional stockholders on an ongoing basis. These and other meetings have proved invaluable as a way to promote two-way dialogue with our stockholders regarding the Company's strategic vision for value creation; confirming the value of our stockholder-friendly governance structures and potential enhancements to our board composition and governance, our executive compensation program and alignment with a pay for performance model, our approach to sustainability, environmental and social responsibility matters and providing the Company with the opportunity to be responsive to stockholder feedback. The Board and management will continue this dialogue with our stockholders throughout the year and beyond.
Corporate Governance Developments
As a result of the Company’s ongoing annual stockholder engagement and investor outreach program described above and in furtherance of our goal to closely align our corporate governance structure with the interests of our stockholders, the Company has made a number of stockholder-friendly revisions to the Company’s corporate governance profile over time. These enhancements are outlined below.
MUTA Opt-Out
Opt-out of all Provisions of Maryland’s Unsolicited Takeovers Act
In 2017, our Board of Directors determined that it was in the best interest of the Company to opt out of all of the provisions of MUTA. To effect that decision, in 2017 we filed articles supplementary to our charter with the State Department of Assessments and Taxation of Maryland and at the 2018 annual meeting of the stockholders we submitted for stockholder approval another amendment to our charter to eliminate our specific election to be subject to Section 3-804(c) of the MGCL. The 2018 charter amendment proposal received the requisite stockholder approval at the 2018 annual meeting of stockholders, and we amended our charter and bylaws to complete our full opt-out of MUTA. We are not permitted to opt back into any provisions of MUTA without the approval of our stockholders by the affirmative vote of at least a majority of the votes cast on the matter by stockholders of the Company entitled to vote generally in the election of directors of the Company.
November 2018
In November 2018, after extensive discussions in 2017 and 2018 with the Company’s institutional stockholders holding over 30% of the Company’s outstanding common stock (approximately 40% of all institutional holders), the Board adopted the following significant stockholder-friendly revisions to the Company’s corporate governance profile.
Stockholder Right to Proxy Access
We granted our stockholders a right to submit nominations for directors for inclusion in our proxy statement if both the stockholder proponents and their director nominees satisfy the requirements specified in our Company’s bylaws (our “bylaws”). This right is commonly known as “proxy access.” We adopted the “3/3/20/2 or 20” model for proxy access. A stockholder (or a group of up to 20 stockholders) owning at least 3% (including at least 0.1% by each group member) of the outstanding common stock for at least three years may submit director nominees (the greater of (i) two director nominees or (ii) up to 20% of the Board, rounded down) for inclusion in our proxy statement by satisfying the requirements specified in our bylaws. The Board believes the ownership thresholds outlined above enable stockholders that hold a meaningful stake in the Company for several years to propose director nominees to be included in the Company’s proxy materials.
Majority Voting Standard - Director Resignation Policy
We amended our bylaws to provide that in an uncontested election, each director nominee shall be elected by a majority of the total votes cast for and against such director nominee. In a contested election, each director nominee shall be elected by a plurality of votes cast. In connection with such bylaw amendment, the Board also amended its Corporate Governance Guidelines to establish procedures pursuant to which any director who is nominated for re-election to the Board but not elected by a majority of votes cast for and against such director shall offer his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the offer to resign, and the Board will make a decision within 90 days and report the decision via a press release or a filing with the SEC. Such amended Corporate Governance Guidelines can be found on the Investor Relations pages of the Company’s website.
Stockholder Right to Amend Bylaws
In November 2018, we granted our stockholders a right to propose amendments to adopt, alter or repeal our bylaws, or to make new bylaws. In doing so, we adopted a “1/1/5” model for bylaws amendments. A stockholder (or a group of up to 5 stockholders) owning at least 1% (0.1% for each group member) of the outstanding common stock for at least one year could propose amendments to adopt, alter or repeal our bylaws, or to make new bylaws, by satisfying the requirements specified in our bylaws. A stockholder proposal submitted under the 2018 amendment to our bylaws could not, without the approval of the Board, alter or repeal, (i) Article XII of the bylaws regarding indemnification of directors and officers of the Company or (ii) Article XV of the bylaws regarding the procedures for amendment of the bylaws.
February 2020
Stockholder Right to Amend Bylaws
In February 2020, our Board of Directors determined that it was in the best interest of the Company to amend our bylaws to grant stockholders who satisfy the ownership requirements of Rule14(a)(8) of the Exchange Act the right to propose amendments to adopt, alter or repeal our bylaws, or to make new bylaws. Furthermore, the Board removed the Board’s exclusive right to approve amendments to Articles XII and XV of the bylaws. To amend the bylaws, the proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of common stock pursuant to a binding proposal properly submitted to the stockholders for approval at a duly called annual or special meeting of stockholders.
Stock Ownership Guidelines
We have adopted stock ownership guidelines for our executive officers and non-employee directors to align the financial interests of our executive officers and non-employee directors with those of our stockholders. Pursuant to our guidelines, our executive officers and non-employee directors shall hold shares of our common stock having an aggregate value equal to or greater than the multiple of his or her base salary or annual base retainer, as applicable, as shown in the following table.

Executive Officers/Non-Employee Directors	Multiple of Base Salary/Annual Base Retainer
Chief Executive Officer	5X
Other Executive Officers	3X
Non-Employee Directors	5X

Shares of our common stock owned directly by our executive officers and non-employee directors, including restricted shares and shares deliverable upon settlement of restricted stock units, other than those restricted shares or restricted stock units that remain subject to performance-based vesting conditions, and LTIP Units (as defined in “Article II: Corporate Governance — Compensation of Directors — Equity Compensation” and “Article IV: Executive Compensation — Elements of Executive Compensation Program — Equity Compensation”) of XHR LP, our operating partnership (the “Operating Partnership”), other than those LTIP Units that remain subject to performance-based vesting conditions, count toward the executive officers’ and non-employee directors’ stock ownership goals. Shares owned indirectly will count toward an executive officer’s and non-employee director’s stock ownership goal if the executive officer or non-employee director has an economic interest in the shares. All executive officers and non-employee directors have five years after first becoming subject to the guidelines to attain the applicable ownership threshold. If an executive officer or non-employee director becomes subject to a greater ownership threshold, due to a promotion or an increase in his or her base salary or annual base retainer, as applicable, the executive officer or non-employee director is expected to meet the higher ownership threshold within three years. At the time of filing this proxy, all of our named executive officers and non-employee directors subject to the guidelines were in compliance with our stock ownership guidelines.
During any time period in which an executive officer’s or non-employee director’s stock ownership goal has not been achieved, including during the five-year period to attain compliance with the ownership guidelines, the executive officer or non-employee director will be required to retain at least 75% of the “net shares” delivered through our equity incentive compensation plans. “Net shares” include shares of our common stock or units of our Operating Partnership and include those shares that are owned by the executive officer or non-employee director after shares are sold, swapped or traded to pay applicable withholding taxes. If the executive officer’s or non-employee director’s stock ownership goal is not attained by the end of the five-year period, the retention requirement shall be increased to 100%. Once an executive officer or non-employee director achieves his or her stock ownership goal, the retention restrictions no longer apply unless a disposition would cause the executive officer’s or non-employee director’s stock ownership to fall below his or her goal. In the event that there is a significant decline in our stock price that causes an executive officer’s or non-employee director’s holdings to fall below the applicable threshold, the executive officer or non-employee director will not be required to purchase additional shares to meet the threshold, but the executive officer or non-employee director shall not be permitted to sell or transfer any shares until the threshold has again been achieved.
Anti-Hedging and Anti-Pledging Policies
The Board has adopted an insider trading policy that contains restrictions on hedging and pledging securities issued by us or our Operating Partnership. With respect to hedging, directors, named executive officers, executive officers and employees are prohibited from engaging in any hedging transactions involving any securities issued by us or our Operating Partnership, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the equity securities. With respect to pledging, directors, named executive officers, executive officers and employees are prohibited from holding securities issued by us or our Operating Partnership in a margin account or pledging these securities as collateral for a loan.
Our Insider Trading Compliance Policy can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Clawback Policy
We maintain a mandatory compensation recovery policy which complies with SEC rules and the NYSE’s listing standards (the "clawback policy"). Our clawback policy provides that we will recover from current or former executive officers excess incentive-based compensation (i.e., incentive compensation that is granted, earned or vested based in whole or in part on the attainment of one or more financial reporting measures) in the event that the Company is required to prepare an accounting restatement, unless the Compensation Committee determines that recovery would be impracticable. Our Policy for Recovery of Erroneously Awarded Compensation can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Equity Award Timing Policies and Practices
The Company does not grant (and does not currently have any outstanding) stock options, SARs or any similar awards with "option-like" features and therefore has not adopted a policy regarding the timing of any such awards in connection with the disclosure of material non-public information of the Company, however, as a general matter, the Company does not grant equity awards in anticipation of the release of material non-public information and we do not time the release of material non-public information for the purpose of affecting the value of executive compensation.
Corporate Responsibility
Many of our hotels and resorts participate in a variety of environmental sustainability initiatives, such as energy monitoring and preservation, water conservation and waste reduction, mobile key implementation, and recycling. Our comprehensive energy-efficiency program is aimed not only at making our hotels and resorts more energy efficient and environmentally-friendly, but also at enhancing the profitability of our hotels and resorts and appealing to those customers who desire these aspects. Among these energy-efficiency programs are the use of solar energy to heat pools, retro-fitting incandescent lighting systems with new LED fixtures, installing guestroom “smart” thermostats that adjust room conditions based upon occupancy status, making central plant efficiency upgrades, installing low-flow toilet systems and recycling laundry water. Additionally, many of our hotels and resorts participate in the Clean the World program; a well-respected and highly recognized hospitality organization that sterilizes, recycles and remanufactures unused soap and bottled hygiene products, reducing the waste into landfills and providing aid worldwide. We have adopted policies, such as our Enterprise Environmental Policy, Human Rights and Labor Rights Policy, and Supplier/Vendor Code of Conduct, to help guide our approach and report on our efforts to stakeholders in our corporate responsibility reporting. In 2022, we set and published our intensity metric reduction targets for achievement by 2030. Our 2025 Corporate Responsibility Report which contains our interim progress towards our intensity metric reduction goals can be found on our website at www.xeniareit.com/corporate-responsibility. None of these reports, nor any other information on our website, are incorporated into this proxy statement, nor does either form a part of this proxy statement.
We are committed to the appropriate expansion of these practices as we continue to seek new environmental innovations and practices to implement across our portfolio. Our various hotel brands and operators are also aligned with us in their desire to advance environmental programs and practices. Together we are committed to improving energy efficiency and reducing the environmental impact of our hotels and resorts.
Corporate Citizenship and Community Impact
The Company takes seriously its efforts to invest in and strengthen the communities in which our properties are located and believes in giving back. In addition to supporting our operators in the communities in which our hotels and resorts are located, we have made a significant effort to embrace and support local charitable organizations in the Central Florida area, where our corporate office is located. Since our listing on the NYSE, at our employees’ request, we have invited over 30 different charitable organizations to visit our office and meet our employees. This has helped our employees volunteer and directly contribute to worthy causes within our local community.
Board Refreshment, Director Onboarding and Continuing Education
Our Board of Directors is committed to active board refreshment to ensure optimal board structure, composition and mix of skill sets and background. To meet this goal, the Nominating and Corporate Governance Committee focuses on obtaining a desired mix of skills, experience, perspective, and backgrounds relevant to the Company’s overall strategies.
As new directors join our Board, each new director participates in a robust onboarding process facilitated by senior management team members including education on our industry, our operating partners and other important stakeholders, Company history, values and our strategic mission. The onboarding programs are designed to familiarize new directors with the Company’s business, strategies and challenges and to assist new directors in developing and maintaining skills necessary or appropriate for the performance of their responsibilities. On an ongoing basis, management coordinates and prepares additional educational sessions for directors on matters relevant to the Company and its business, including presentations by industry experts and other relevant interactive sessions.
Succession Planning
Our Board of Directors, along with input from our Nominating and Corporate Governance Committee, regularly reviews succession planning for the Chief Executive Officer, other executive officers and key employees to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer or other key management positions. In addition to succession planning for management positions, the Board, with input from our Nominating and Corporate Governance Committee, also administers our Board refreshment process and director succession planning.
Role of our Board of Directors in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process as well as strategic risks to the Company. At least annually, the Company’s executive officers who are responsible for the Company’s day-to-day risk management practices present to the Board a comprehensive report on the material risks to the Company, including cyber-risk, credit risk, liquidity risk, environmental risk and operational risk. At that time, the management team also reviews with the Board the Company’s risk mitigation policies and strategies specific to each risk that is identified. Throughout the year, management monitors the Company’s risk profile and updates the standing committees and the Board as new material risks are identified or as the aspects of a risk previously presented to the Board materially change. Our Board administers this oversight function directly, with support from its standing committees, each of which addresses risks within its respective areas of oversight. In particular and as more fully described below, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and, management of cyber-related risks in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and oversight of ethical conduct and monitors the effectiveness of our corporate governance and environmental and sustainability programs. The Compensation Committee is responsible for overseeing risks related to the Company’s compensation policies and practices.
Board Committees
Our Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The principal functions of each committee are briefly described below. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee comply with the applicable listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors.
Additionally, our Board may from time to time establish other committees or sub-committees to facilitate the Board’s oversight of management of the business and affairs of our company.
Audit Committee
Mmes. Goulet, Isaacs-Lowe, and McCormick are the current members of the Audit Committee of the Board of Directors with Ms. Goulet serving as Chair. Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. Each of the members of the Audit Committee is independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act and the rules and regulations of the SEC. Each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. Our Board has determined that each of the members of our Audit Committee is “financially literate” as that term is defined by the NYSE corporate governance listing standards. The Audit Committee has oversight responsibilities regarding:

•the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and
•the performance of our internal audit function.
The Audit Committee is also responsible for, among other things:
•appointing, evaluating, compensating and overseeing an independent registered public accounting firm, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm and reviewing the adequacy of the auditing firm’s internal quality control procedures;
•preparing the audit committee report required by SEC regulations to be included in our proxy statement;
•reviewing and discussing the Company’s annual and quarterly financial statements with management and the independent auditor;
•engagement, evaluation and compensation of the internal auditor;
•discussing our overall risk assessment and management, including major financial and cyber-risks; and
•reviewing and approving any transaction between us and a related person pursuant to our related person transaction policy.
Our Board of Directors has adopted a written charter for our Audit Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Governance — Governance Documents — Audit Committee Charter.”
Compensation Committee
Messrs. Bass, Gartland, and Moorehead are the current members of the Compensation Committee of the Board of Directors with Mr. Bass serving as Chair. Each of the members of the Compensation Committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. The Compensation Committee is responsible for, among other things:
•annually reviewing and approving the corporate goals and objectives with respect to the compensation of our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of these goals and objectives and, based upon this evaluation, setting our Chief Executive Officer’s compensation;
•reviewing and setting the compensation of our executive officers other than the Chief Executive Officer;
•reviewing and approving employment and severance agreements or arrangements with the Company's executive officers;
•reviewing and making recommendations to our Board of Directors regarding director compensation;
•reviewing and approving or recommending to our Board of Directors our incentive compensation and equity-based plans and arrangements;
•reviewing and discussing with management our Compensation Discussion & Analysis (“CD&A”) and considering whether to recommend to our Board of Directors that our CD&A be included in the appropriate filing;
•preparing the annual compensation committee report;
•administering and overseeing the Company's compliance with the compensation recovery policy required by SEC and NYSE rules; and
•overseeing and periodically assessing material risks associated with our compensation structure, policies and programs generally for all employees, including our named executive officers.
In fulfilling its responsibilities, to the extent permitted under applicable law, the Compensation Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee also has the authority to authorize one or more officers of the Company to grant equity-based rights or options to officers (other than executive officers) and employees, in a manner that is in accordance with applicable law and the 2015 Incentive Award Plan.
The Compensation Committee has retained Ferguson Partners Consulting, L.P., (“FPC”) to serve as the Compensation Committee’s independent compensation consultant since our listing on the NYSE on February 4, 2015. FPC was engaged to assist the

Compensation Committee with a variety of tasks, which for 2025 included, among other things, developing our public peer group, analyzing pay by both magnitude and structure across our peer group, evaluating our compensation programs for both executives and non-employee directors, providing market trends and information on best practices, and assisting with the design of our pay systems, which includes a long-term incentive program for our executives. FPC does not provide additional services to the Company other than those described herein. The Compensation Committee assessed the independence of FPC, including consideration of the independence factors specified in the NYSE listing standards, and concluded that no conflict of interest existed in 2025 that would prevent FPC from serving as an independent consultant to the Compensation Committee. The Compensation Committee retains its authority over, and is responsible for, all compensation decisions.
Our Board of Directors has adopted a written charter for our Compensation Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Governance — Governance Documents — Compensation Committee Charter.”
Nominating and Corporate Governance Committee
Messrs. Gartland and Oklak and Mmes. McCormick and Isaacs-Lowe are the current members of the Nominating and Corporate Governance Committee of the Board of Directors with Mr. Gartland serving as Chair. Each of the members of the Nominating and Corporate Governance Committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. The Nominating and Corporate Governance Committee is responsible for, among other things:
•identifying individuals qualified to become members of our Board of Directors consistent with criteria approved by the Board of Directors and ensuring that our Board of Directors has the requisite expertise and its membership consists of persons with sufficiently independent backgrounds who contribute to the mix of experience, backgrounds, qualifications and skills of the Board, and recommending to the Board the nominees for election to the Board at annual meetings of stockholders;
•reviewing the committee structure of the Board of Directors and recommending directors to serve as members of each committee of the Board of Directors;
•developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to us and, from time to time, reviewing such guidelines and recommending changes to the Board of Directors for approval as necessary;
•overseeing and approving the management continuity planning process and reviewing and evaluating the succession plans relating to executive officer positions;
•overseeing the annual self-evaluations of the Board of Directors and its respective committees; and
•overseeing the environmental and sustainability initiatives of the Company.
Our Board of Directors has adopted a written charter for our Nominating and Corporate Governance Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Governance — Governance Documents — Nominating and Governance Committee Charter.”
Selection of Director Nominees
The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board of Directors those candidates to be nominated for election to the Board of Directors. The Nominating and Corporate Governance Committee will consider relevant experience, skills and knowledge as well as minimum individual qualifications, including strength of character, mature judgment, industry knowledge or experience, and an ability to work collegially with the other members of the Board of Directors. The Nominating and Corporate Governance Committee does not have a set policy for considering or weighing qualifying characteristics in identifying nominees, however it will consider all factors it considers appropriate, which may include existing commitments to other businesses, other board service, legal considerations, corporate governance background, financial and accounting background, executive compensation background and whether the candidate contributes to the mix of experience, backgrounds, qualifications and skills of the existing Board. In addition, the Board will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits. The Nominating and Corporate Governance Committee will screen all potential candidates in the same manner, regardless of the source of the recommendation. The review is expected to be based on any written materials provided with respect to potential candidates, and the Nominating and Corporate Governance Committee will review the materials to determine the qualifications, experience and background of the candidates. Final candidates are expected to be interviewed by the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may retain a search firm to assist with identifying and recruiting director candidates for our Board.

The Nominating and Corporate Governance Committee will consider director candidates properly recommended by stockholders for our 2027 annual meeting of stockholders. Any such recommendations should be included in a written notice addressed to the Chair of the Nominating and Corporate Governance Committee, care of: Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801, Attention: Corporate Secretary or shareholdercommunications@xeniareit.com. The notice must include the information required by the Company’s bylaws for advance notice of stockholder nominees for director, and must be delivered within the time period specified in the Company’s bylaws. If the shares of our common stock held by the stockholder making the recommendation are held in “street name,” notices should also attach proof of ownership of Xenia common stock as of the date of the notice. At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the NYSE. The deadline for submission of potential director nominees for consideration by the Nominating and Corporate Governance Committee for nomination at the 2027 annual meeting of stockholders is 5:00 p.m., Eastern Time, on December 1, 2026.
Executive Committee
Messrs. Verbaas, Oklak, Bass, Gartland and Ms. Goulet are the members of the Executive Committee of the Board of Directors with Mr. Verbaas serving as Chair.
The Executive Committee has, and may exercise, all the powers of the Board in the management of the business and affairs of the Company between meetings of the Board of Directors, except (a) as limited by our charter or bylaws, each as amended, the rules of the NYSE or applicable law or regulation and (b) with respect to matters that are specifically reserved for the Board or another committee of the Board. Our Board of Directors has adopted a written charter for our Executive Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Governance — Governance Documents — Executive Committee Charter.”
Director Independence
Under our Corporate Governance Guidelines, our Board of Directors will be comprised of a majority of directors who qualify as independent directors under the listing standards of the NYSE. The Board is required to make an affirmative determination at least annually as to the independence of each director. In making independence determinations, the Board reviews all relevant facts and circumstances, including the director’s commercial, employment, industrial, banking, consulting, legal, accounting, charitable and familial relationships, as well as business relationships any director or nominee for director may have with the Company, including that certain entities affiliated with the directors may pay amounts to the Company for room accommodations and meeting space in the ordinary course of business. Of the eight persons who serve on our Board of Directors and who are standing for election at the 2026 Annual Meeting, our Board has determined that each of Messrs. Oklak, Bass, Gartland, Moorehead and Mmes. Goulet, Isaacs-Lowe and McCormick, or 87.5% of our directors standing for re-election to our Board, satisfy the listing standards for independence of the NYSE.
Corporate Governance Guidelines
Our Board of Directors has adopted a set of Corporate Governance Guidelines, which are available on our website at www.xeniareit.com under the headings “Investor Relations — Governance — Governance Documents — Corporate Governance Guidelines.”
Code of Ethics and Business Conduct
Our Board has adopted a Code of Ethics and Business Conduct that applies to our directors, officers and employees. Among other matters, our code of ethics and business conduct is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•compliance with applicable governmental laws, rules and regulations;
•prompt internal reporting of violations of the law or the code of ethics and business conduct;
•accountability for adherence to the code of ethics and business conduct, including fair process by which to determine violations;
•consistent enforcement of the Code of Ethics and Business Conduct, including clear and objective standards for compliance;
•protection for persons reporting any such questionable behavior;
•protection of the Company’s legitimate business interests, including its assets and corporate opportunities; and
•confidentiality of information entrusted to directors, officers and employees by the Company and its customers.

Our Code of Ethics and Business Conduct is available on our website at www.xeniareit.com under the headings “Investor Relations — Governance — Governance Documents — Code of Ethics and Business Conduct.”
We will promptly disclose amendments to or waivers of certain provisions of the Code of Ethics and Business Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer, and individuals performing similar functions on our website as set forth above or as otherwise required by law and NYSE regulations.
Stockholder Communications with our Board of Directors
Our Board of Directors has adopted a policy regarding stockholder communications with our Board of Directors. Pursuant to this policy, stockholders of the Company, or other interested parties, may communicate with independent members of the Board or the chair of one of the Board committees, including the chair of executive sessions of non-management directors, by addressing any communications to the intended recipient by name or position in care of Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801, Attention: Corporate Secretary or shareholdercommunications@xeniareit.com. Our policy regarding stockholder communications contains additional information regarding these communications and is available on our website at www.xeniareit.com under the headings “Investor Relations — Governance — Governance Documents — Stockholder Communications Policy.”
Compensation Committee Interlocks and Insider Participation
Messrs. Bass, Gartland, and Moorehead served on the Compensation Committee of the Board of Directors during 2025. None of the current members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Compensation of Directors
Cash Compensation
Under our Director Compensation Program, which was restated effective as of January 1, 2020 (the “Director Compensation Program”), each non-employee director is entitled to receive an annual cash retainer of $75,000. In addition, committee members and chairs and our Lead Director are entitled to receive the following additional annual cash retainers (as applicable):
Chair of Audit Committee: $20,000
Chair of Compensation Committee: $20,000
Chair of Nominating and Governance Committee: $15,000
Non-Chair Audit Committee Member: $10,000
Non-Chair Compensation Committee Member: $10,000
Non-Chair Nominating and Corporate Governance Committee Member: $7,500
Lead Director: $45,000
Equity Compensation
In addition to the cash retainers, each non-employee director who was initially elected or appointed to serve on the Board was granted an award of shares of our common stock on the effective date of such initial election or appointment with a value equal to $100,000. Awards granted to directors who were initially elected or appointed on a date other than an annual meeting date were pro-rated to reflect the director’s partial year of service. Additionally, each director who is re-elected at an annual meeting is granted an award of LTIP Units of our Operating Partnership on the date of the annual meeting with a value equal to $100,000. Under certain circumstances, a director could be granted an equivalent number of shares of our common stock in lieu of LTIP Units. All such awards were fully vested as of the date of grant.

2025 Non-Employee Director Compensation Table
The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2025. This table excludes Mr. Verbaas, who is an employee of the Company and does not receive compensation for his services as a director. All compensation paid to Mr. Verbaas in 2025 is reflected in “Article IV: Executive Compensation — Summary Compensation Table.”

Name	Fees Earned in Cash(1) ($)	LTIP Unit Awards/ Shares of Common Stock(2) ($)	Total ($)
Keith E. Bass	$91,333	$100,001	$191,334
Thomas M. Gartland	$100,917	$100,001	$200,918
Beverly K. Goulet	$95,000	$100,001	$195,001
Arlene Isaacs-Lowe	$92,500	$100,001	$192,501
Mary E. McCormick	$95,250	$100,001	$195,251
Terrence Moorehead	$85,000	$100,001	$185,001
Dennis D. Oklak	$127,500	$100,001	$227,501
(1)Amounts reflect annual retainers and, as applicable, committee chair and member retainers and lead director retainers earned in 2025.
(2)Amounts reflect the grant date fair value of LTIP Unit awards or shares of common stock granted during 2025 computed in accordance with Accounting Standard Codification ("ASC") Topic 718, Compensation - Stock Compensation ("ASC Topic 718"). For additional information regarding the assumptions used to calculate the value of such LTIP Unit awards, please refer to Note 12 in our consolidated financial statements for the fiscal year ended December 31, 2025, included in our Annual Report on Form 10-K for the year ended December 31, 2025. Each non-employee director was granted 8,117 fully vested LTIP Units of the Operating Partnership during 2025. The number of LTIP Units granted to each non-employee director was determined by dividing (x) $100,000, by (y) the closing trading price of a share of our common stock on the date of grant, rounded up to the nearest whole LTIP Unit.

ARTICLE III: EXECUTIVE OFFICERS
The following sets forth information regarding the executive officers of the Company during 2025.

Name	Age	Position
Executive Officers
Marcel Verbaas	56	Chair and Chief Executive Officer
Barry A.N. Bloom	61	President and Chief Operating Officer
Atish Shah	53	Executive Vice President, Chief Financial Officer and Treasurer
Taylor C. Kessel	47	Senior Vice President, General Counsel and Secretary
Joseph T. Johnson	51	Senior Vice President and Chief Accounting Officer
Biographical information pertaining to Mr. Verbaas, who is both our Chair and an executive officer of the Company, can be found in “Article II: Corporate Governance — Our Board of Directors.”
Barry A.N. Bloom, Ph.D. is our President and Chief Operating Officer. Mr. Bloom held the position of Executive Vice President and Chief Operating Officer with Xenia or its affiliated entities from July 2013 until November 2017 when he was appointed President and Chief Operating Officer. In this role, Mr. Bloom is responsible for direct oversight of the asset management and project management functions, as well as a variety of strategic and operational corporate functions of Xenia. Mr. Bloom is currently an adjunct faculty member at Florida International University. From July 2011 to June 2013, Mr. Bloom served as an Associate Professor of the Practice in the School of Hospitality Administration at Boston University and from July 2010 to June 2011, Mr. Bloom served as an Instructor in the School of Hospitality Leadership at DePaul University. From 2008 to 2011, Mr. Bloom co-founded and was a Principal of Abacus Lodging Investors LLC, a hotel investment and advisory firm. Prior to pursuing an academic career, Mr. Bloom worked for a variety of leading hotel investment firms, most recently as Executive Vice President of Portfolio Management & Administration with CNL Hotels & Resorts, Inc. from 2003 to 2007, where he was responsible for oversight of the company’s $6.6 billion portfolio. Prior to CNL, he served as Vice President - Investment Management for Hyatt Hotels Corporation from 2000 to 2003. In addition, Mr. Bloom has worked for Tishman Hotel & Realty, VMS Realty Partners and Pannell Kerr Forster (now CBRE Hotels). Mr. Bloom received his Bachelor of Science degree in Hotel and Restaurant Management as well as a Master of Business Administration degree from Cornell University and a Doctor of Philosophy degree in Hospitality Management from Iowa State University.
Atish Shah is our Executive Vice President, Chief Financial Officer and Treasurer and has held this position with Xenia since April 2016. Mr. Shah most recently served as Senior Vice President – Strategy, Financial Planning & Analysis, and Investor Relations for Hyatt Hotels Corporation (“Hyatt”), a position he held beginning September 2012. From April 2015 to March 2016, Mr. Shah also served as Interim Chief Financial Officer for Hyatt. In this role, Mr. Shah had responsibility for the global finance function, including treasury, tax, accounting, internal audit, operations finance and purchasing. Mr. Shah began at Hyatt in December 2009 as Senior Vice President - Investor Relations. Prior to joining Hyatt, Mr. Shah served as a portfolio manager of a hospitality real estate private equity fund at Lowe Enterprises. Prior to that, he worked for Hilton Hotels Corporation in a variety of finance roles, including those in feasibility, planning, investment analysis and investor relations. Mr. Shah holds a Bachelor of Science with Honors from Cornell University, a Master of Management in Hospitality from Cornell University and an MBA from The Wharton School of the University of Pennsylvania.
Taylor C. Kessel is our Senior Vice President, General Counsel and Secretary. Mr. Kessel joined the Company in January 2015 and served as Vice President – Corporate Counsel until 2016 when he was appointed to his current role. Mr. Kessel is responsible for managing the legal affairs of Xenia and its affiliates, including corporate governance, compliance with securities regulations, acquisitions and dispositions, loan transactions, litigation management, and providing legal support to the asset management and project management teams. Previously, Mr. Kessel served as Corporate Counsel for Ruth’s Hospitality Group, Inc., a formerly publicly traded restaurant company and the operator of Ruth’s Chris Steak House, from 2011 through 2014. Prior to Ruth’s, Mr. Kessel served as Corporate Counsel for CNL Lifestyle Properties, Inc., a public non-listed REIT that invested in income-producing properties with a focus on lifestyle-related industries. Mr. Kessel is a member of the Florida Bar and a graduate of University of Florida Frederick G. Levin College of Law and holds a Masters of Science in Real Estate and a Bachelor of Science in Business Management both from the Warrington College of Business at University of Florida.
Joseph T. Johnson is our Senior Vice President and Chief Accounting Officer and has held this position since May 2015. In this role, Mr. Johnson has primary responsibility of overseeing accounting, SEC financial reporting, internal audit, taxation and information technology. Previously, Mr. Johnson served as Chief Financial Officer of CNL Healthcare Properties, Inc. and CNL Lifestyle Properties, Inc., each of which were public non-listed REITs, from 2011 until April 2015. Prior to and during that time, Mr. Johnson also held various other positions with these entities and their affiliates, including Senior Vice President, Treasurer and Chief Accounting Officer. Prior to this, Mr. Johnson served as Vice President of Financial Reporting for CNL Hotels & Resorts, Inc. a public non-listed lodging REIT. Mr. Johnson began his career in the audit practice of KPMG LLP. He holds a Bachelor of Science and Masters in Accounting from the Kenneth G. Dixon School of Accounting at the University of Central Florida.

ARTICLE IV: EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers who are named in the “Summary Compensation Table” below and the principal factors relevant to an analysis of these policies and decisions. We refer to this group collectively as our “named executive officers” or "NEOs." Our named executive officers for 2025 were:
•Marcel Verbaas, Chair and Chief Executive Officer;
•Barry A.N. Bloom, President and Chief Operating Officer;
•Atish Shah, Executive Vice President, Chief Financial Officer and Treasurer;
•Taylor C. Kessel, Senior Vice President, General Counsel and Secretary; and
•Joseph T. Johnson, Senior Vice President and Chief Accounting Officer.
Executive Summary
2025 Company Performance Achievements
Our total portfolio RevPAR, which includes the results of hotels sold or acquired for the period of ownership by the Company, increased 4.8% to $180.65 for the year ended December 31, 2025 from $172.36 for the year ended December 31, 2024. The increase in our total portfolio RevPAR for the year ended December 31, 2025 compared to the same period in 2024 was driven by an increase in occupancy to 68.5% in 2025 from 67.4% in 2024 as well as a 3.2% increase in ADR to $263.79 in 2025 from $255.62 in 2024. Additionally, our total portfolio Total RevPAR increased 8.9% to $326.61 for the year ended December 31, 2025 from $299.93 for the year ended December 31, 2024 due to significant growth in food and beverage and other revenues.
Net income attributable to common stockholders increased 290.8% for the year ended December 31, 2025 compared 2024. Adjusted EBITDAre and Adjusted FFO attributable to common stock and unit holders increased 8.9% and 5.7%, respectively, for the year ended December 31, 2025 compared to 2024.(1)
The following significant events occurred during the year ended December 31, 2025:
•In January 2025, we drew the $100 million 2024 Delayed Draw Term Loan and used a portion of the borrowing to repay the then outstanding balance on the Revolving Credit Facility.
•In March 2025, we purchased the fee simple interest in the land associated with the ground lease at Hyatt Regency Santa Clara in Santa Clara, California for a purchase price of $25.0 million.
•In April 2025, we completed the disposition of the 545-room Fairmont Dallas, in Dallas, Texas for a sale price of $111.0 million resulting in a gain on sale of $40.0 million.
• We returned approximately $175 million to shareholders through a combination of share repurchases and dividends.
•We invested $86.6 million in portfolio improvements, which we believe will drive positive performance at these properties in the future.
In addition to the above we made material strides in strategic planning for comprehensive renovations expected to yield significant returns on investments. During 2025, significant projects in the Company’s portfolio included:
•Completion of the Grand Hyatt Scottsdale Resort transformative renovation.
•Select upgrades to guest rooms at several properties including Renaissance Atlanta Waverly Hotel & Convention Center, Marriott San Francisco Airport Waterfront, Hyatt Centric Key West Resort & Spa, Hyatt Regency Santa Clara, Grand Bohemian Hotel Mountain Brook, Grand Bohemian Hotel Charleston and Kimpton RiverPlace Hotel all of which were substantially completed during the fourth quarter.
•Performing significant infrastructure upgrades at ten hotels, including façade waterproofing, chiller replacements, elevator and escalator modernization projects and fire alarm system upgrades.

•Commencing a limited guest room renovation at Fairmont Pittsburgh which we expect to complete in the first quarter of 2026 and a renovation of the M Club at Marriott Dallas Downtown which was completed in early 2026.

•Commencing work related to a major reconcepting of the food & beverage facilities at W Nashville pursuant to agreements with José Andrés Group ("JAG"), in which JAG will operate and/or license substantially all of the hotel's food & beverage outlets. This includes Zaytinya, an Eastern Mediterranean concept, serving lunch and dinner; Bar Mar, a coastal seafood and premium meat dinner concept and Butterfly, a high-energy rooftop bar with a Mexican-inspired menu; and Glowbird, a new pool deck concept, with an expanded bar and upgraded food and beverage offerings.
(1)Adjusted EBITDAre, Adjusted FFO and Adjusted FFO per diluted share are non-GAAP financial measures. For a discussion of Adjusted EBITDAre, Adjusted FFO and Adjusted FFO per diluted share and a reconciliation of net income to Adjusted EBITDAre, Adjusted FFO and Adjusted FFO per diluted share, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our press release for the quarter and year ended December 31, 2025 furnished on Form 8-K, dated February 24, 2026.
Overview of Executive Compensation Program
Compensation Best Practices
Our executive compensation program incorporates the following best practices:

	What we do		What we don't do

✓	Our executives’ total compensation opportunity is substantially based on Company performance, awarded through our annual and long-term incentive compensation programs.	✗	We do not provide change in control excise tax “gross-up” payments.

✓	Our Chief Executive Officer received approximately 70% and other named executive officers received approximately 64% of target total compensation in the form of "at-risk" performance-based incentives.	✗	We do not provide guarantees for equity awards or cash incentive payments.

✓	Any change in control cash payments pursuant to severance agreements with our named executive officers are subject to a “double-trigger.”	✗	No automatic annual increase in executive salaries.

✓	Named executive officers are required to accumulate and hold a meaningful amount of stock. Refer to the subsection entitled “Stock Ownership Guidelines” for more detail.	✗	The Company does not maintain a pension plan and does not provide excessive perquisites to the named executive officers.

✓	Our Compensation Committee retains and meets regularly with an independent compensation consultant to advise on executive compensation.	✗	No pledging, hedging or short sales of Company securities by directors, officers or employees.

✓	Our Compensation Committee regularly reviews the Company’s compensation plans and programs to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk-taking.	✗	No counting of unvested performance equity awards toward our stock ownership guidelines.

✓	The Compensation Committee considers, in making its compensation decisions, whether our compensation arrangements create risks that are reasonably likely to have a material adverse effect on us.

✓	We maintain a mandatory clawback policy in compliance with SEC rules and the NYSE listing company standards pursuant to which the Company must recover amounts inappropriately paid in the event of a restatement of our financial statements, unless the Compensation Committee determines that recovery would be impracticable.

✓	We review and consider stockholder feedback in structuring executive compensation.

✓	We apply multi-year vesting requirements to all equity awards to facilitate retention and ensure performance alignment.

✓	We conduct an annual advisory vote on executive compensation (“say-on-pay”).

The Company believes compensation should reinforce and promote its business objectives. The Company also believes that executive officers who are motivated and challenged by their duties are more likely to achieve the individual and corporate performance goals approved by the Compensation Committee. The primary purpose of our executive compensation program is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing financial incentives and economic security.
Since our listing on the NYSE, the Company has maintained a compensation program which bases a significant percentage of compensation for our executive officers on Company performance. Performance-based pay aligns the interests of management with the Company’s stockholders. Consistent with years past, the compensation program for 2025 placed a total of approximately 70% of Mr. Verbaas’ compensation and an average of approximately 64% of the Company’s other named executive officers’ target total compensation "at-risk". The charts below depict the composition, at target levels, of each element of the 2025 compensation program, including those that were performance-based.
The Company consistently seeks to align the interests of its executive officers with those of its stockholders by providing a significant portion of executive officers’ compensation in the form of equity or equity-based awards, either through shares of common stock, restricted stock units or units of limited partnership interest in the Company’s Operating Partnership. Through robust share ownership guidelines for executive officers and grants of time- and performance-based vesting LTIP Units, the value of the executive officers’ total compensation increases as total returns to stockholders increase. Moreover, the Company’s executive compensation program is designed to reward favorable total stockholder returns, both in an absolute amount and relative to peers of the Company, taking into consideration the Company’s competitive position within the lodging REIT industry and each executive’s long-term career contributions to the Company.
The rigorous “pay for performance” program the Company has implemented since its listing on the NYSE has received overwhelming stockholder support in every year other than 2021, both through voting outcomes on say-on-pay as well as direct feedback from investors, proxy advisory firms and other stakeholders. At our 2025 annual meeting, the 2024 compensation program received a 95% level of support of votes cast by stockholders in favor of the program and its design and effectiveness, consistent with an average say-on-pay approval rate of 96% in all other years except for 2021. In all years other than 2021, the Company received positive reviews and recommendations to vote “FOR” on the Company’s say-on-pay from two of the largest proxy advisory firms.
2025 Say-On-Pay Results and Investor Outreach
At our 2025 annual meeting, over 95% of votes cast were in favor of our “say-on-pay” proposal. This marks the eighth year since 2017 (every year other than 2021) that the Company has received in excess of 93% support on our “say-on-pay” proposal. Though the members of the Compensation Committee believe that the stockholder vote on our 2025 “say-on-pay” proposal endorses the Company’s compensation program, the Compensation Committee endeavors to continuously improve the Company’s compensation program to align with the interests of our stockholders. Following the 2023 “say-on-pay frequency” vote, our Board of Directors resolved to continue to hold annual "say-on-pay" votes. In 2025 and early 2026, we contacted investors representing over 50% of our common stock as of December 31, 2025, and held meetings with a number of these investors. These engagement meetings provide our stockholders the opportunity to provide candid, constructive feedback and create a forum to discuss our executive compensation program and its alignment with performance and the Company’s strategy. We use these engagement meetings to solicit feedback on our compensation program and practices and, consistent with prior years, in 2025 we continued to receive positive feedback from our stockholders on the compensation program. The Compensation Committee also continued its engagement with FPC to assist it in reviewing our executive compensation program.
Our compensation program and pay practices in 2025 were consistent with prior compensation programs in place in those years in which we received overwhelming say-on-pay support and were endorsed by stockholders during the Company's stockholder outreach and engagement meetings held in 2025 and early 2026.

Summary of Compensation Outcomes for 2025
In February 2025, the Compensation Committee approved the annual long-term equity awards, which were consistent with prior years’ awards and primarily consist of performance-based awards which are "at-risk". For each of the named executive officers, 75% of such named executive officer's target equity grant consisted of performance-based Class A Units and 25% consisted of Time-Based LTIP Units. In March 2025, the Compensation Committee approved an annual non-equity incentive plan based primarily on performance-based financial goals. These goals included both Company financial performance goals and individual performance goals specific to each named executive officer. The 2025 compensation program as approved by the Compensation Committee demonstrates the Company's long-standing commitment to developing and maintaining a compensation program that properly aligns pay for performance. Overall, the Compensation Committee believes the 2025 pay outcomes appropriately align pay and both short- and long-term performance while also balancing the performance and retention objectives of the compensation program. The charts below depict the weighting of each element of compensation awarded in 2025.
Weighting of Elements of 2025 Executive Compensation

* The percentages related to the equity awards in the above charts are based on the fair market value of the equity award at the time of the grant.

Highlighted below are the key objectives and elements of our executive compensation program, the purpose of each element and the process for determining each element.

Determination of Compensation
Our Compensation Committee is responsible for determining the amount and composition of compensation paid to all of our named executive officers. Our Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program, as well as specific compensation levels for each named executive officer. In its role, the Compensation Committee utilizes market data from publicly available sources and as provided by FPC. Additionally, the Compensation Committee reviews and considers the recommendations of our Chief Executive Officer with respect to compensation decisions of our named executive officers other than himself. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Verbaas with respect to these matters because, given his knowledge of the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers.
Though the members of the Compensation Committee believe that the stockholder vote in 2025 on our say-on-pay proposal is representative of the overall historical quality and rigor of the Company’s compensation program, the Compensation Committee endeavors to continuously improve the Company’s compensation program to align with the interests of our stockholders. Following the 2023 “say-on-pay frequency” vote, our Board of Directors resolved to continue to hold annual say-on-pay votes.
Independent Consultant
FPC advises our Compensation Committee on compensation program design and the amounts payable to our executive officers. FPC provides our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FPC does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company.
Annual Process
At the end of each year, our Compensation Committee reviews the total compensation of each of our named executive officers for that year, including an estimate of the incentive plan compensation for the year. At this meeting, our Compensation Committee also reviews appropriate compensation studies and surveys provided by FPC. After the review, our Compensation Committee finalizes and approves the design of the compensation program for the upcoming year. In 2025, FPC provided consultation and resources to the Compensation Committee throughout the year.
Use of Competitive Peer Group
Our Compensation Committee engages FPC annually to provide a study of our executive officer compensation compared to executive officer compensation at eight similarly situated lodging REITs, or what we call our “Peer Group.” Our Peer Group was selected because their total assets, asset characteristics, revenues, number of employees and market capitalization were comparable to ours. For 2025, the Peer Group consisted of eight publicly traded hospitality REITs that the Company and FPC consider to be the most relevant peer group against which to review compensation for our named executive officers. As of December 31, 2025, the Peer Group had total enterprise values ranging from approximately 0.8x to 3.6x of the Company’s total enterprise value. The members of our Peer Group are:

Apple Hospitality REIT, Inc.	RLJ Lodging Trust
DiamondRock Hospitality Company	Ryman Hospitality Properties, Inc.
Park Hotels & Resorts, Inc.	Summit Hotel Properties, Inc.
Pebblebrook Hotel Trust	Sunstone Hotel Investors, Inc.

Following the review of the study and considering the experience and skill level of each executive, our Compensation Committee sets an appropriate base salary for the named executive officers along with target bonuses and equity awards for the following year. While the Compensation Committee examines market data, including data derived from the Peer Group, the Compensation Committee also takes into consideration a number of qualitative factors and individual assessments in arriving at an appropriate compensation package for each individual executive officer and the Compensation Committee does not set the compensation of the named executive officers to a particular percentile of the Peer Group or any single component thereof, such as base salary, total cash compensation, incentive compensation or total compensation. Instead, the Compensation Committee reviews the compensation information to inform itself of the compensation amounts paid by the Company’s competitors to their executive officers and therefore required for executive officer recruitment and retention.
Subsequent to the end of the year and once the financial results for the prior year are available, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term equity incentive awards. We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.
Elements of Executive Compensation Program
Annual Base Salary
2025 and 2026 Salaries
Our named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each of the executives is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2025 and 2026, the base salary of each of our named executive officers was based on the following qualitative and quantitative factors:
•an amount necessary to retain the named executive officers;
•the scope of the named executive officer’s responsibilities;
•the experience and skill set possessed by the particular named executive officer;
•the role within the executive management team; and
•the competitive market compensation paid to executive officers in similar positions within our Peer Group.
The 2025 annual base salaries for the named executive officers are provided in the "Summary Compensation Table". For 2026, after considering the information and analysis provided by FPC regarding the compensation levels of executive officers of the applicable peer group, the Compensation Committee decided not to increase the base salary for Messrs. Verbaas and Bloom. Based on market data and to more closely align each individual's overall compensation with the applicable peer group, Messrs. Shah, Kessel and Johnson received base salary increases. As a result, the Compensation Committee approved annual base salaries for 2026 for Messrs. Verbaas, Bloom, Shah, Kessel and Johnson of $900,000, $580,000, $565,000, $500,000, and $425,000, respectively.
Non-Equity Incentive Program
2025 Annual Cash Bonus
In 2025, our named executive officers were eligible to participate in an annual bonus program under which participants may earn annual cash performance bonuses based upon the achievement of certain performance criteria.
The threshold, target and maximum bonus levels for each of our named executive officers for 2025 were:

Name	Threshold Annual Bonus (% of annual base salary)	Target Annual Bonus (% of annual base salary)	Maximum Annual Bonus (% of annual base salary)
Marcel Verbaas	100%	170%	270%
Barry A.N. Bloom	75%	125%	200%
Atish Shah	60%	100%	160%
Taylor C. Kessel	60%	100%	160%
Joseph T. Johnson	45%	75%	120%

Performance between threshold and target and between target and maximum levels is interpolated on a straight-line basis. Under the annual bonus compensation program, the 2025 performance metrics were: (1) Adjusted FFO per share, (2) Hotel EBITDA Margin, (3) RevPAR and (4) individual performance objectives. Adjusted FFO per share and Hotel EBITDA Margin are non-GAAP financial measures. The Compensation Committee considers all relevant facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions, and retains the ability and authority to exercise its judgment and discretion to adjust an award up or down. Additionally, appropriate adjustments to objectives may be made based on transactions and significant market circumstances. For 2025, the Compensation Committee adjusted the performance metrics (other than individual performance objectives) to account for the disposition of one hotel which occurred during the year and after the adoption of the initial performance metrics. The weighting of each performance element for the annual bonus compensation program for each of our named executive officers in 2025 was as follows:

Metric	Weighting	Threshold 0.6x	Target 1.0x	Maximum 1.6x	Actual Performance
Adjusted FFO per share	55.0%	$1.259	$1.657	$2.055	$1.762
Hotel EBITDA Margin	15.0%	22.0%	25.0%	28.0%	26.0%
RevPAR	10.0%	$174.67	$183.86	$193.05	$180.65
Individual Performance Objectives	20.0%	Varies Per Executive			Achieved at Maximum Level

Metric	Weighting
Adjusted FFO per share	55.0%
Adjusted FFO per share is determined by adjusting the Company’s FFO per share as calculated in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), to adjust for terminated transaction and pre-opening expenses, amortization of debt origination costs share-based compensation, non-cash ground rent and straight-line rent expense, and other expenses we believe do not represent recurring operations.
The Company believes that Adjusted FFO per share, which is a non-GAAP measure, is a useful and key supplemental measure of operating performance, as it excludes the effect of nonrecurring items and historical cost accounting metrics, such as real estate depreciation and amortization, which may be of lesser significance in evaluating current performance. We believe that the use of Adjusted FFO per share can facilitate comparisons of operating performance between periods and between REITs, making the metric beneficial to investors’ complete understanding of our operating performance.
Accordingly, the Compensation Committee determined that 55.0% of the overall cash bonus for each executive officer would be based upon the level of Adjusted FFO per share generated by the Company during 2025. The Company's adjusted threshold, target and maximum levels of Adjusted FFO per share for 2025 were $1.259, $1.657 and $2.055, respectively. The Company’s 2025 Adjusted FFO per share of $1.762 for 2025 fell between the adjusted target and maximum levels of performance for this metric.

Metric	Weighting
Hotel EBITDA Margin	15.0%
Hotel EBITDA Margin is a commonly used measure of performance in the lodging REIT industry and is calculated by dividing Hotel EBITDA by Total Revenues. Hotel EBITDA represents net income or loss excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure.
The Company believes that Hotel EBITDA Margin, which is a non-GAAP measure, provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis.
The Compensation Committee believes that Hotel EBITDA Margin is an appropriate additional performance metric because it is reflective of management's effort and success in controlling operating costs of our hotels. Accordingly, the Compensation Committee determined that 15.0% of the overall cash bonus for each executive officer would be based upon the level of Hotel EBITDA Margin generated by the Company during 2025. The Company's adjusted threshold, target and maximum levels of Hotel EBITDA margin for 2025 were 22.0%, 25.0%, and 28.0%, respectively. The Company’s 2025 Hotel EBITDA Margin of 26.0% for 2025 fell between the adjusted target and maximum levels of performance for this metric.

Metric	Weighting
RevPAR	10.0%

RevPAR is a measure commonly used in the lodging industry to quantify nightly room revenue. The measure can be applied to a single hotel, market, or the industry and can pertain to a single night, week, month or year. RevPAR is calculated as either (1) the product of the average daily rate (“ADR”) and occupancy rate or (2) dividing hotel room revenue by room nights available to guests for a given period, and does not include non-room revenues such as food and beverage revenue or other operating revenues.
RevPAR is a metric used in the hotel industry to make an assessment regarding a hotel's operations and its ability to fill its available rooms at an average rate. Increasing a property's RevPAR means that its average room rate and/or its occupancy rate are increasing. RevPAR is an industry-wide metric used to measure top-line revenue growth, which we believe gives a useful measure of our performance.
Accordingly, the Compensation Committee determined that 10.0% of the overall cash bonus for each executive officer would be based upon the level of RevPAR generated by the Company during 2025. The Company's adjusted threshold, target and maximum levels of RevPAR for 2025 were $174.67, $183.86, and $193.05, respectively. The Company’s RevPAR for 2025 of $180.65 fell between the adjusted threshold and target levels of performance for this metric.

Metric	Weighting
Individual Performance Objectives	20.0%

Twenty percent of each executive’s annual cash incentive is based on achievement of individual objectives. Our Compensation Committee established individual objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities. The following is a summary of each of our named executive officers’ individual objectives:
•Mr. Verbaas’ individual objectives primarily involved (i) successful execution of certain near-term operational goals, including completion of large scale capital expenditure initiatives and targeted disposition of Fairmont Dallas and successful acquisition of a leasehold interest; (ii) continued efforts to position the balance sheet to support future potential growth opportunities, including allocation of disposition proceeds; (iii) continued refinement of the long-term strategic plan, including an updated review of the long-term investment strategy and further refinement of the long-term capital plan; and (iv) continued focus on sustainability initiatives, including communicating Company strategies and results to various stakeholders.
•Mr. Bloom’s individual objectives primarily involved (i) continued focus on enhancement of asset management function, including a focus on the successful ramp-up of recently renovated assets; (ii) providing oversight for project management team across various large scale capital expenditure projects and other minor guest room renovations; (iii) continued oversight of certain corporate functions including human resources, marketing, insurance, and sustainability reporting; and (iv) playing a lead role in review and execution of corporate portfolio strategy.
•Mr. Shah’s individual objectives primarily involved (i) providing oversight of the Company’s capital allocation efforts, including management of the balance sheet and effectuating share repurchases at appropriate valuations; (ii) continued efforts to enhance the effectiveness of the finance function and the incorporation and utilization of new technologies within the same; (iii) leading the Company's investor relations program and outreach efforts, including increased engagement with the investment community; and (iv) further enhancing external relationships beneficial to the Company, including existing relationships with hotel management and brand companies.
•Mr. Kessel's individual objectives primarily involved (i) continued efforts to defend and protect the interests of the Company, including enhancing relationships with key risk management partners and playing a key role in all insurance procurement and claims management processes; (ii) continued efforts to lead the Company’s sustainability initiatives and preparation for enhanced sustainability disclosure requirements; (iii) providing guidance and counsel to the Board and its respective committees on various matters, including key regulatory issues; and (iv) continued efforts to enhancement of strategic leadership role within the Company, including enhancing cross-collaboration efforts between functions to improve efficiencies.
•Mr. Johnson’s individual objectives primarily involved (i) continued enhancement of the Company's data analytics function, including a focus on hotel operational data analytics; (ii) providing leadership and oversight of the information technology function, including implementation of enhanced security and training measures; (iii) continued oversight of the accounting and financial reporting functions, including collaborating with other departments to enhance monitoring and oversight of certain functions; and (iv) continued focus on interdepartmental and external initiatives, including enhancing risk assessment processes.
Our Compensation Committee asked our Chief Executive Officer to provide his assessment of each executive officer as it relates to the individual performance objectives. Following the review of the Chief Executive Officer’s assessment and a detailed discussion with our Chief Executive Officer regarding each of the other named executive officers, our Compensation Committee concluded that each of the named executive officers, including the Chief Executive Officer, earned a maximum payout for the individual performance component of each executive’s bonus. Our Compensation Committee reached this conclusion upon weighing the accomplishments achieved by the Company in 2025. Not only did each executive officer professionally perform the objectives personal to him at a high level, but together the executive officers achieved the accomplishments for the Company outlined above under “2025 Company Performance Achievements.”

The actual cash incentive compensation earned and paid for 2025 performance as a percentage of base salary and as a percentage of target were as follows:

	2025 Cash Incentive Earned
Name	% of Base Salary	% of Target	Total ($)
Marcel Verbaas	207.0%	121.8%	$1,863,138
Barry A.N. Bloom	152.8%	122.3%	$886,523
Atish Shah	122.3%	122.3%	$672,535
Taylor C. Kessel	122.3%	122.3%	$580,826
Joseph T. Johnson	91.7%	122.3%	$380,594

Equity Compensation
We maintain the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan, as amended in 2023, (the “2015 Incentive Award Plan” or "2015 Plan") in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our Company and certain of our affiliates, to enable our Company and certain of our affiliates to obtain and retain the services of these individuals, which is essential to our long-term success, and to establish an equity-based compensation program suitable for a publicly traded company. In February 2025, each of our named executive officers was granted Class A Units and Time-Based LTIP Units under the 2015 Incentive Award Plan. Generally, we target providing at least half of each executive’s total target compensation opportunity in the form of long-term equity incentives, which for performance-based equity awards are measured over a three-year performance period. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our Peer Group. Messrs. Verbaas, Bloom, Shah, Kessel, and Johnson received a total target equity grant of $3,550,000, $1,750,000, $1,450,000, $875,000, and $575,000 (each, a “Target Equity Grant”), respectively, of which 75% of such Target Equity Grant was in the form of Class A Units and 25% was in the form of Time-Based LTIP Units based on the average of the Company’s four-day closing price ending on February 25, 2025, with the potential to receive up to 2x the Target Equity Grant if maximum performance is achieved under the Class A Units awards as further discussed below. The equity awards are subject to accelerated vesting in the event of certain terminations of employment and/or a change in control, as more fully described in the “Potential Payments Upon Termination or Change in Control” section.
Elements of 2025 Long-Term Equity Awards

Performance-Based Equity Awards ("LTIP Units")
LTIP Units may be issued to eligible participants in the 2015 Incentive Award Plan for the performance of services to or for the benefit of the Operating Partnership. LTIP Units (other than Class A Units that have not vested), whether vested or not, receive the same quarterly per-unit distributions as common units in the Operating Partnership (“Common Units”), which equal the per-share dividends on shares of our common stock. Class A Units that have not performance vested generally receive quarterly per-unit distributions equal to ten percent of the distributions made with respect to an equivalent number of Common Units.
Initially, LTIP Units do not have full parity with Common Units with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of Common Units at any time, and thereafter enjoy all the rights of Common Units, including redemption rights. Common Units are redeemable for cash based on the fair market value of an equivalent number of shares of our common stock, or, at the election of the Company, an equal number of shares of our common stock, each subject to adjustment in the event of stock splits, specified extraordinary distributions or similar events.
In order to achieve full parity with Common Units, LTIP Units must be fully vested and the holder’s capital account balance in respect of such LTIP Units must be equal to the per-unit capital account balance with respect to the Common Units owned, directly and indirectly, by the Company.

Class A Units
General: Pursuant to the Class A Unit awards granted in February 2025, each executive is eligible to vest in a number of units ranging from 0% to 100% of the total units granted, based on our TSR during the performance period commencing on January 1, 2025 and ending on December 31, 2027 (the “Performance Period”), measured on both an absolute basis and relative to the TSRs of a specified peer group of companies during the Performance Period, subject to the executive’s continued service. TSR generally refers to the compounded annual growth rate in the value per share of our common stock during the Performance Period due to the appreciation in the price per share plus dividends declared during the Performance Period, assuming dividends are reinvested in shares of our common stock on the date that they were paid. Class A Units are subject to the applicable terms and conditions of the 2015 Incentive Award Plan, or the Class A Unit award agreement governing such Class A Units, and the partnership agreement of the Operating Partnership, as amended from time to time (the “Partnership Agreement”).
Performance Vesting: A portion of each award of Class A Units is designated as a number of “base units.” Twenty-five percent (25%) of the Class A base units are designated as “absolute TSR base units” and seventy-five percent (75%) of the Class A base units are designated as “relative TSR base units.” With respect to the absolute TSR base units, in the event that our annualized TSR percentage over the Performance Period (the “Company TSR Percentage”) is achieved at the threshold, target or maximum level as set forth below, the award will become vested with respect to the percentage of absolute TSR base units set forth below. Under the rigorous performance vesting standards currently in place, if the Company does not achieve a significant return over the three-year Performance Period which results in an annualized Company TSR Percentage of at least 6.0%, then zero absolute TSR base units (25% of the total base units) will vest.

	Company TSR Percentage	Absolute TSR Vesting Percentage
	< 6.0%	0.00%
Threshold Level	6.0%	14.29%
Target Level	9.0%	42.90%
Maximum Level	> 13.0%	100.00%

If the Company TSR Percentage falls between the threshold, target or maximum levels, the percentage of absolute TSR base units that vest will be determined using straight-line linear interpolation between such levels.
The relative TSR base units vest based on the Company TSR Percentage as compared to the TSR percentages of the following ten similarly situated lodging REITs, or what we call our “Equity Award Peer Group.” The following lodging REITs are included in our Equity Award Peer Group(1):

Apple Hospitality REIT, Inc.	Pebblebrook Hotel Trust
Chatham Lodging Trust, Inc.	RLJ Lodging Trust
DiamondRock Hospitality Company	Ryman Hospitality Properties, Inc.
Host Hotels & Resorts, Inc.	Summit Hotel Properties, Inc.
Park Hotels & Resorts, Inc.	Sunstone Hotel Investors, Inc.
(1)Our Equity Award Peer Group includes additional lodging REITs as compared to the Peer Group used for our analysis of total executive compensation. We include lodging REITs with a wider range of market capitalizations in our Equity Award Peer Group in order to reflect a larger number of companies that investors could consider as alternative investments and that are appropriate benchmarks for our relative industry performance. Additionally, inclusion of a larger number of companies in our Equity Award Peer Group ensures a greater probability of having a sufficient population against which to measure our performance over the length of time over which the performance awards vest (typically a three-year period) in the event companies in our Equity Award Peer Group are merged or acquired.
In the event that the Company TSR Percentage compared to the TSR percentages of the Equity Award Peer Group (the "Equity Award Peer Group Relative Performance") is achieved at the threshold, target or maximum level as set forth below, the award will become vested with respect to the percentage of relative TSR base units set forth below. If the Company does not achieve an Equity Award Peer Group Relative Performance of at least the 25th percentile, then no relative TSR base units will vest.

	Equity Award Peer Group Relative Performance	Relative TSR Vesting Percentage
	< 25th Percentile	0.00%
Threshold Level	25th Percentile	14.29%
Target Level	50th Percentile	42.90%
Maximum Level	> 75th Percentile	100.00%
If the Equity Award Peer Group Relative Performance falls between the threshold, target or maximum levels, the percentage of relative TSR base units that vest will be determined using straight-line linear interpolation between such levels.
The Class A Units granted in February 2025 reflected the maximum number of units that could vest over the Performance Period. The following table sets forth summaries of the threshold, target and maximum number of absolute TSR base units and relative TSR base units, respectively, that could vest:

	Threshold Base Units		Target Base Units		Maximum Base Units
Name	Absolute	Relative	Absolute	Relative	Absolute	Relative
Class A Units
Marcel Verbaas	16,010	48,031	48,064	144,193	112,038	336,114
Barry A.N. Bloom	7,892	23,677	23,694	71,081	55,230	165,690
Atish Shah	6,539	19,618	19,632	58,896	45,762	137,286
Taylor C. Kessel	3,946	11,839	11,847	35,541	27,615	82,845
Joseph T. Johnson	2,593	7,780	7,785	23,355	18,147	54,441
With respect to Class A Units, in addition to the base units, an additional number of Class A Units (the “distribution equivalent units”) are included in each award. A number of distribution equivalent units having a value equal to the dividends that would have been paid during the Performance Period on the shares of our common stock corresponding to the base units that become performance vested (less any actual distributions made with respect to such units) will vest following the completion of the Performance Period up to the maximum number of units that are included in the award. For purposes of calculating the number of distribution equivalent units, the dividend amount will be adjusted (plus or minus) to reflect the gain or loss on such amount had the dividends been reinvested in shares of our common stock on the applicable payment date.
The table below sets forth the total number of Class A Units awarded to each of our named executive officers on February 25, 2025, as well as the number of Class A Units that constitute absolute TSR base units and relative TSR base units.

Name	Total Class A Units	Absolute TSR Base Units	Relative TSR Base Units
Marcel Verbaas	515,375	112,038	336,114
Barry A.N. Bloom	254,058	55,230	165,690
Atish Shah	210,506	45,762	137,286
Taylor C. Kessel	127,029	27,615	82,845
Joseph T. Johnson	83,477	18,147	54,441
Time-Based LTIP Units
General: Pursuant to the Time-Based LTIP Unit awards, each executive is eligible to vest in a number of LTIP Units of the Operating Partnership based on the executive’s continued service with the Company. LTIP Units are subject to the applicable terms and conditions of the 2015 Incentive Award Plan, the Time-Based LTIP Unit award agreement governing such LTIP Units, and the Partnership Agreement.
Vesting: Each award of Time-Based LTIP Units granted in February 2025 vests as follows, subject to the executive’s continued service through each applicable vesting date: 33% on the first anniversary of the vesting commencement date of the award, 33% on the second anniversary of the vesting commencement date, and 34% on the third anniversary of the vesting commencement date.
The table below sets forth the number of Time-Based LTIP Units awarded to each of our named executive officers during 2025:

Name	Time-Based LTIP Units
Marcel Verbaas	64,022
Barry A.N. Bloom	31,560
Atish Shah	26,150
Taylor C. Kessel	15,780
Joseph T. Johnson	10,370

Other Elements of Compensation
We provide customary employee benefits to our full- and part-time employees, including our named executive officers, including medical and dental benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, and group life insurance.
Our employees are also eligible to participate in a 401(k) plan. Any employee, including our named executive officers, who satisfies certain eligibility requirements may defer a portion of their compensation, within prescribed tax code limits, through contributions to the 401(k) plan. For 2025, we matched 100% of the contributions made by each participant in the 401(k) plan for the first $5,000 of the employee’s contributions. The Company also made a safe harbor contribution to the 401(k) plan of 3% of each employee’s salary, subject to applicable statutory compensation limitations.
Outstanding Performance-Based Equity Awards
In February 2023, we granted awards of Class A Units to Messrs. Verbaas, Bloom, Shah, Kessel, and Johnson which vested based on our TSR during the performance period commencing on January 1, 2023 and ending on December 31, 2025 (the “2023-2025 Performance Period”), measured on both an absolute basis and relative to the TSRs of a specified peer group of companies during the 2023-2025 Performance Period, subject to the executives’ continued service. Our annualized absolute TSR during the 2023-2025 Performance Period was above threshold, at 7.88% which was between threshold and target and thus resulted in 32.22% of the absolute Class A Unit awards vesting. Our relative TSR during the 2023-2025 Performance Period was between target and maximum, at the 70th percentile and thus resulted in 88.58% of the relative Class A Unit awards vesting.
In February 2024, we granted awards of Class A Units to Messrs. Verbaas, Bloom, Shah, Kessel, and Johnson which will vest based on our TSR during the performance period commencing on January 1, 2024 and ending on December 31, 2026 (the “2024-2026 Performance Period”), measured on both an absolute basis and relative to the TSRs of a specified peer group of companies during the 2024-2026 Performance Period, subject to the executives’ continued service. Our annualized absolute TSR during the 2024-2026 Performance Period as of December 31, 2025 was between threshold and target, at 6.92% and thus would have resulted in 23.06% of the absolute Class A Unit awards vesting had the performance period ended on December 31, 2025. Our relative TSR during the 2024-2026 Performance Period as of December 31, 2025 was above maximum, at the 100th percentile and thus would have resulted in 100.00% of the relative Class A Unit awards vesting had the performance period ended on December 31, 2025.
In February 2025, we granted awards of Class A Units to Messrs. Verbaas, Bloom, Shah, Kessel, and Johnson which will vest based on our TSR during the performance period commencing on January 1, 2025 and ending on December 31, 2027 (the “2025-2027 Performance Period”), measured on both an absolute basis and relative to the TSRs of a specified peer group of companies during the 2025-2027 Performance Period, subject to the executives’ continued service. Our annualized absolute TSR during the 2025-2027 Performance Period as of December 31, 2025 was below threshold, at 2.05% and thus would have resulted in none of the absolute Class A Unit awards vesting had the performance period ended on December 31, 2025. Our relative TSR during the 2025-2027 Performance Period as of December 31, 2025 was above maximum, at the 80th percentile and thus would have resulted in 100.00% of the relative Class A Unit awards vesting had the performance period ended on December 31, 2025.

The following is a timeline tracking the status of the unvested performance-based equity awards as of December 31, 2025:
Accounting Considerations
Grants of stock-based compensation are accounted for under ASC Topic 718 which requires us to recognize an expense for the fair value of equity-based compensation awards. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Xenia Hotels & Resorts, Inc. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders (the “proxy statement”) and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee of the Board of Directors
Keith E. Bass, Chair
Thomas M. Gartland
Terrence Moorehead

Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our named executive officers for the years ended December 31, 2025, 2024 and 2023:

Name and Principal Position	Year	Salary ($)(1)	Bonus	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Marcel Verbaas	2025	$900,000	—	$4,264,490	$1,863,138	$20,560	$7,048,188
Chair and	2024	$900,000	—	$4,395,495	$1,538,663	$20,448	$6,854,606
Chief Executive Officer	2023	$900,000	—	$4,632,678	$1,710,979	$20,442	$7,264,099

Barry A.N. Bloom	2025	$580,000	—	$2,102,212	$886,523	$21,610	$3,590,345
President and	2024	$580,000	—	$2,165,902	$733,130	$20,848	$3,499,880
Chief Operating Officer	2023	$580,000	—	$2,282,767	$813,426	$20,442	$3,696,635

Atish Shah	2025	$550,000	—	$1,741,836	$672,535	$21,546	$2,985,917
Executive Vice President,	2024	$550,000	—	$1,719,977	$556,168	$19,224	$2,845,369
Chief Financial Officer and	2023	$550,000	—	$1,745,650	$617,082	$20,275	$2,933,007
Treasurer

Taylor C. Kessel	2025	$475,000	—	$1,051,106	$580,826	$20,853	$2,127,785
Senior Vice President,	2024	$465,000	—	$1,082,955	$470,215	$20,691	$2,038,861
General Counsel and Secretary	2023	$450,000	—	$1,074,249	$504,885	$19,985	$2,049,119

Joseph T. Johnson	2025	$415,000	—	$690,730	$380,594	$20,910	$1,507,234
Senior Vice President and	2024	$405,000	—	$732,585	$307,156	$20,691	$1,465,432
Chief Accounting Officer	2023	$390,000	—	$738,545	$328,175	$20,346	$1,477,066

(1)Amounts represent base salary compensation earned by our named executive officers for the applicable year.
(2)For 2025, amounts shown include (i) the grant date fair value of Time-Based LTIP Units granted in February 2025 and (ii) the grant date fair value of performance-based Class A Units granted in February 2025, in each case computed as of the date of grant in accordance with ASC Topic 718. Amounts shown for performance-based Class A Units are calculated in accordance with ASC Topic 718 using a multifactor Monte Carlo simulation model, based on the Company’s simulated stock price as well as the Company’s TSR on an absolute basis and a relative basis against the Equity Award Peer Group. For additional information regarding assumptions used to calculate the value of such awards, please refer to Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. These Class A Units are subject to achievement of the performance conditions described above in “Elements of Executive Compensation Program - Equity Compensation."
(3)Amounts represent the annual bonus awards earned in the applicable year under our annual bonus program. See “Elements of Executive Compensation Program - Non-Equity Incentive Program” for additional information regarding the 2025 bonuses.
(4)The following table sets forth the amount of each other item of compensation, including perquisites, paid to, or on behalf of, our named executive officers in 2025 included in the “All Other Compensation” column. Amounts for each perquisite and each other item of compensation are valued based on the aggregate incremental cost to the Company, in each case without taking into account the value of any income tax deduction for which we may be eligible.

Name	Company Contributions to 401(k) Plan(a)	Life/Disability Insurance Premiums(b)	Executive Physicals	Other Payments	Total
Marcel Verbaas	$15,500	$1,380	$3,680	$—	$20,560
Barry A.N. Bloom	$15,500	$1,380	$4,730	$—	$21,610
Atish Shah	$15,500	$1,380	$4,666	$—	$21,546
Taylor C. Kessel	$15,500	$1,380	$3,973	$—	$20,853
Joseph T. Johnson	$15,500	$1,380	$4,030	$—	$20,910
(a)Includes matching contributions under our 401(k) plan. Also includes safe harbor contributions to the 401(k) plan of 3% of each employee’s salary, subject to applicable statutory compensation limitations.
(b)Life/Disability Insurance Premiums includes life insurance and short- and long-term disability premiums.

Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based awards granted in 2025 to the named executive officers:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Share Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marcel Verbaas		$900,000	$1,530,000	$2,430,000	—	—	—	—	$—
	2/25/2025	$—	$—	$—	—	—	—	64,022	$836,127
	2/25/2025	$—	$—	$—	64,041	192,257	448,152	—	$3,428,363	(4)

Barry A.N. Bloom		$435,000	$725,000	$1,160,000	—	—	—	—	—
	2/25/2025	$—	$—	$—	—	—	—	31,560	$412,174
	2/25/2025	$—	$—	$—	31,569	94,775	220,920	—	$1,690,038	(4)

Atish Shah		$330,000	$550,000	$880,000	—	—	—	—	$—
	2/25/2025	$—	$—	$—	—	—	—	26,150	$341,519
	2/25/2025	$—	$—	$—	26,157	78,528	183,048	—	$1,400,317	(4)

Taylor C. Kessel		$285,000	$475,000	$760,000	—	—	—	—	—
	2/25/2025	$—	$—	$—	—	—	—	15,780	$206,087
	2/25/2025	$—	$—	$—	15,785	47,388	110,460	—	$845,019	(4)

Joseph T.		$186,750	$311,250	$498,000	—	—	—	—	$—
Johnson	2/25/2025	$—	$—	$—	—	—	—	10,370	$135,432
	2/25/2025	$—	$—	$—	10,373	31,140	72,588	—	$555,298	(4)
(1)Represents cash incentive awards payable in 2026 based on 2025 performance. See “Non-Equity Incentive Plan Compensation” column in the "Summary Compensation Table" for actual 2025 bonuses paid.
(2)For each executive, the actual amount of Class A Units that vest will depend on our performance against specified long-term performance objectives and the executive's continued employment with the Company through the vesting date. These estimated possible payouts for each executive do not include distribution equivalent units that may vest, if at all, following the end of the Performance Period. For more information regarding the performance criteria for these awards, see “Elements of Executive Compensation - Equity Compensation - Class A Units.”
(3)Represents Time-Based LTIP Units granted on February 25, 2025, which vest in three substantially equal annual installments beginning March 2, 2026, and are subject to the executive's continued employment with the Company through the respective vesting dates.
(4)Represents the grant date fair value of the Class A Unit awards as calculated in accordance with ASC Topic 718. For additional information on the valuation assumptions, please refer to Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.
Narrative Disclosure to Compensation Tables
The Company has entered into Severance Agreements with each of its named executive officers. These agreements are more fully described below under the “Potential Payments Upon Termination or Change in Control” section.

Outstanding Equity Awards as of December 31, 2025
The following table shows the number of outstanding Class A Unit awards and Time-Based LTIP Unit awards for each of our current named executive officers as of December 31, 2025. As of December 31, 2025, none of our named executive officers held any other outstanding equity incentive plan awards.

Name	Grant Date		Number of Shares or Units of Stock or LTIP Units That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock or LTIP Units That Have Not Vested ($)(8)	Number of Unearned Units of Stock or LTIP Units That Have Not Vested (#)(7)	Market Value of Unearned Units of Stock or LTIP Units That Have Not Vested ($)(8)(9)
Marcel Verbaas	2/24/2023	(1)	347,688	$4,916,308	—	$—
	2/24/2023	(2)	20,696	$292,641	—	$—
	2/23/2024	(3)	—	$—	417,137	$5,898,317
	2/23/2024	(4)	43,524	$615,429	—	$—
	2/25/2025	(5)	—	$—	366,458	$5,181,716
	2/25/2025	(6)	64,022	$905,271	—	$—
Barry A.N. Bloom	2/24/2023	(1)	171,324	$2,422,521	—	$—
	2/24/2023	(2)	10,198	$144,200	—	$—
	2/23/2024	(3)	—	$—	205,544	$2,906,392
	2/23/2024	(4)	21,447	$303,261	—	$—
	2/25/2025	(5)	—	$—	180,884	$2,557,700
	2/25/2025	(6)	31,560	$446,258	—	$—
Atish Shah	2/24/2023	(1)	131,012	$1,852,510	—	$—
	2/24/2023	(2)	7,799	$110,278	—	$—
	2/23/2024	(3)	—	$—	163,227	$2,308,030
	2/23/2024	(4)	17,031	$240,818	—	$—
	2/25/2025	(5)	—	$—	149,876	$2,119,247
	2/25/2025	(6)	26,150	$369,761	—	$—
Taylor C. Kessel	2/24/2023	(1)	80,622	$1,139,995	—	$—
	2/24/2023	(2)	4,800	$67,872	—	$—
	2/23/2024	(3)	—	$—	102,772	$1,453,196
	2/23/2024	(4)	10,724	$151,637	—	$—
	2/25/2025	(5)	—	$—	90,441	$1,278,836
	2/25/2025	(6)	15,780	$223,129	—	$—
Joseph T. Johnson	2/24/2023	(1)	55,428	$783,752	—	$—
	2/24/2023	(2)	3,300	$46,662	—	$—
	2/23/2024	(3)	—	$—	69,521	$983,027
	2/23/2024	(4)	7,255	$102,586	—	$—
	2/25/2025	(5)	—	$—	59,433	$840,383
	2/25/2025	(6)	10,370	$146,632	—	$—
(1)Represents an award of Class A Units. Each Class A Unit award vests following the completion of the performance period ending on December 31, 2025, subject to the executive's continued employment through the plan administrator's determination of the level of achievement of the absolute and relative TSR performance goals.
(2)Represents an award of Time-Based LTIP Units. Each Time-Based LTIP Unit award vests in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (March 2, 2023), subject to the executive’s continued employment.
(3)Represents an award of Class A Units. Each Class A Unit award vests following the completion of the performance period ending on December 31, 2026, subject to the executive's continued employment through the plan administrator's determination of the level of achievement of the absolute and relative TSR performance goals.
(4)Represents an award of Time-Based LTIP Units. Each Time-Based LTIP Unit award vests in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (March 2, 2024), subject to the executive’s continued employment.

(5)Represents an award of Class A Units. Each Class A Unit award vests following the completion of the performance period ending on December 31, 2027, subject to the executive's continued employment through the plan administrator's determination of the level of achievement of the absolute and relative TSR performance goals.
(6)Represents an award of Time-Based LTIP Units. Each Time-Based LTIP Unit award vests in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (March 2, 2025), subject to the executive’s continued employment.
(7)Represents the number of unvested Time-Based LTIP Units or Class A Units, as applicable, as of December 31, 2025.
(8)Based on the closing market price of our common stock on December 31, 2025 of $14.14 per share.
(9)With respect to the Class A Units granted in 2024, the absolute and relative TSR performance goals that would have been achieved for the period commencing on the first day of the applicable performance period and ending on December 31, 2025 (rather than the end of the actual performance period), were between threshold and target and at maximum, respectively. Therefore, in accordance with SEC rules, amounts shown for the Class A Units granted in 2024 are based on the target and maximum levels of achievement for the absolute and relative TSR performance goals, respectively. With respect to the Class A Units granted in 2025, the absolute and relative TSR performance goals that would have been achieved for the period commencing on the first day of the applicable performance period and ending on December 31, 2025 (rather than the end of the actual performance period), were below threshold and at maximum, respectively. Therefore, in accordance with SEC rules, amounts shown for the Class A Units granted in 2025 are based on the threshold and maximum levels of achievement for the absolute and relative TSR performance goals, respectively.
Option Exercises and Stock Vested for the Year Ended December 31, 2025

Name	Number of Shares Acquired on Vesting of LTIP Units (#)(1)	Value Realized on Vesting of LTIP Units ($)(2)
Marcel Verbaas	132,176	$1,884,129
Barry A.N. Bloom	68,621	$979,474
Atish Shah	52,785	$753,176
Taylor C. Kessel	29,768	$423,636
Joseph T. Johnson	22,355	$318,958
(1)Represents the number of Time-Based LTIP Units and Class A Units that vested during the year ended December 31, 2025. The conversion of vested LTIP Units to common stock is contingent upon certain other factors. See “Elements of Executive Compensation Program - Equity Compensation - LTIP Units” for more information.
(2)Value realized on vesting of LTIP Units is a hypothetical calculation based on the closing market price of our common stock on the vesting date of such LTIP Units and assumes for purposes of this table that those LTIP Units were exchanged for our common stock and sold on that date.
Potential Payments Upon Termination or Change in Control
Our named executive officers are entitled to certain payments and benefits upon a qualifying termination of employment (whether or not such termination is in connection with a change in control) or upon a change in control. The following discussion describes the payments and benefits to which our named executive officers would have become entitled upon a qualifying termination or change in control, as applicable, occurring on December 31, 2025.
Severance Agreements
We have entered into a severance agreement with each of our named executive officers, which were amended as of February 26, 2024 (as amended, the “Severance Agreements”). Under the named executive officers’ respective Severance Agreements in effect during 2025, if the executive’s employment was terminated by the Company without “cause,” or by the executive for “good reason” (each, as defined in the applicable Severance Agreement and both are considered a "qualifying termination" under the applicable Severance Agreement), then in addition to any accrued amounts, the executive would be entitled to the following severance payments and benefits:
•payment in an amount equal to a multiple of the sum of the executive’s annual base salary and target bonus for the year in which the termination occurs, payable in equal installments over a period of 12 months commencing within 60 days following the executive’s termination date, or, in the event that the qualifying termination occurs within the 24 month period following a change in control, payable in a lump sum amount within 60 days following the executive’s termination date;
•reimbursement by the Company of premiums for healthcare continuation coverage under COBRA for the executive and his dependents for up to 18 months after the termination date; and
•solely in the event of a qualifying termination during the period commencing 60 days preceding and ending 24 months following a “change in control” (as defined in the Severance Agreement), a pro rata portion of the named executive officer’s target bonus for the partial year in which the qualifying termination occurs.

The cash severance multiple for each executive for both non-change in control and change in control termination scenarios as of December 31, 2025 was as follows:

Name	Non-Change in Control	Change in Control
Marcel Verbaas	2.99x	2.99x
Barry A.N. Bloom	2x	2x
Atish Shah	2x	2x
Taylor C. Kessel	2x	2x
Joseph T. Johnson	2x	2x
Additionally, in the event of a qualifying termination, the Severance Agreements provide that any outstanding unvested equity awards will be treated in accordance with the terms of the applicable award agreement and equity compensation plan; provided that any award agreements evidencing performance-based vesting awards provide that in the event of a change in control, the award will vest based on actual performance through the date of the change in control, without any proration to reflect the shorter performance period resulting from the change in control (subject to the executive’s continued service until the change in control).
The named executive officer’s right to receive the severance payments and benefits described above is subject to the executive’s delivery and non-revocation of a general release of claims in favor of the Company, and the executive’s continued compliance with certain covenants set forth in the Severance Agreement, including confidentiality covenants that apply indefinitely, and certain noncompetition and nonsolicitation covenants that apply during the executive’s employment and for six months (or twelve months for Mr. Verbaas) following the executive’s termination of employment. Following a change in control of the Company, the executive will not be subject to the noncompetition covenant with respect to any period following a termination of his employment. Each Severance Agreement also includes a mutual non-disparagement covenant by the executive and the Company.
To the extent that any payment or benefit received by an executive in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, such payments and/or benefits would be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.
Equity Awards
2023 Class A Unit Awards
The 2023 Class A Unit Awards provide that in the event of a change in control of the Company prior to the completion of the Performance Period, subject to the executive’s continued service until immediately prior to the change in control, the award (including any distribution equivalent units) will become vested immediately prior to such change in control in the amount equal to the sum of (A) the number of base units which would be performance vested base units (if any) assuming the completion of the Performance Period as of the date of the change in control, plus (B) the distribution equivalent units (calculated with respect only to the number of base units which would vest under (A) above).
If an executive’s service terminates due to his death or disability, or by us other than for “cause” or by the executive for “good reason” (collectively a “qualifying termination”), in any case, prior to the completion of the Performance Period, the award (including any distribution equivalent units) will become vested at the greater of (i) actual performance assuming the completion of the Performance Period as of the date of the qualifying termination, prorated based on the number of days that the executive was employed during the Performance Period, and (ii) target level performance.
2024 and 2025 Class A Unit Awards
The 2024 and 2025 Class A Unit Awards provide that in the event of a change in control of the Company prior to the completion of the Performance Period, subject to the executive’s continued service until immediately prior to the change in control, the award (including any distribution equivalent units) will become vested immediately prior to such change in control in the amount equal to the sum of (A) the greater of (i) the number of base units which would be performance vested base units (if any) assuming the completion of the Performance Period as of the date of the change in control, or (ii) the number of the base units which would be performance vested base units assuming target-level achievement, plus (B) the distribution equivalent units (calculated with respect only to the number of base units which would vest under (A) above).
If an executive’s service terminates due to his death or disability, or by us other than for “cause” or by the executive for “good reason” (collectively a “qualifying termination”), in any case, prior to the completion of the Performance Period, the award (including any distribution equivalent units) will become vested at the greater of (i) actual performance assuming the completion of the Performance Period as of the date of the qualifying termination, prorated based on the number of days that the executive was employed during the Performance Period, and (ii) target level performance.

Time-Based LTIP Unit Awards
In the event of a change in control of the Company or if the executive experiences a qualifying termination, the Time-Based LTIP Unit awards will vest in full immediately prior to such change in control or upon such qualifying termination, as applicable.
Retirement Policy
Effective as of May 12, 2025, our Board adopted the Xenia Hotels & Resorts, Inc. Amended and Restated Retirement Policy (the “Retirement Policy”). The Retirement Policy provides that, in the event of a participant’s “qualifying retirement,” all time-based equity awards held by the participant will become vested in full, and all performance-based equity awards held by the participant will remain outstanding and eligible to vest in accordance with the terms of the Retirement Policy. For purposes of the Retirement Policy, a “qualifying retirement” includes a participant’s voluntary retirement after the participant has attained at least 60 years of age and completed 10 years of service, provided that the participant has provided the Company with at least six months’ advance written notice of the participant’s retirement. As of December 31, 2025, none of our named executive officers, other than Mr. Bloom, were eligible for a qualifying retirement pursuant to the terms of the Retirement Policy.
Summary of Potential Payments
The following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment or a change in control, assuming such named executive officer’s termination of employment with the Company occurred on December 31, 2025. No payments would be owed to any of the named executive officers and no accelerated vesting of equity awards would occur in the event of a termination “for cause” or resignation without “good reason.” Amounts shown in the table below do not include (1) accrued but unpaid salary or bonuses, (2) deductions for federal, state and/or excise tax obligations, or (3) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, and assume that the "best pay cap" reduction described above would not apply.

Name	Benefit	Upon Death or Disability	Change of Control (No Termination)	Termination Without Cause or For Good Reason (No Change in Control)	Termination Without Cause or For Good Reason (Change in Control)(1)
Marcel Verbaas	Cash Severance(2)	$—	$—	$7,265,700	$8,795,700
	Accelerated Vesting of Equity Awards(3)	$13,225,747	$17,216,035	$13,225,747	$17,216,035
	Reimbursement of COBRA Premiums(4)	$—	$—	$52,478	$52,478
	Total	$13,225,747	$17,216,035	$20,543,925	$26,064,213

Barry A.N. Bloom	Cash Severance(2)	$—	$—	$2,610,000	$3,335,000
	Accelerated Vesting of Equity Awards(3)	$6,517,770	$8,484,428	$6,517,770	$8,484,428
	Reimbursement of COBRA Premiums(4)	$—	$—	$36,507	$36,507
	Total	$6,517,770	$8,484,428	$9,164,277	$11,855,935

Atish Shah	Cash Severance(2)	$—	$—	$2,200,000	$2,750,000
	Accelerated Vesting of Equity Awards(3)	$5,163,553	$6,761,420	$5,163,553	$6,761,420
	Reimbursement of COBRA Premiums(4)	$—	$—	$18,251	$18,251
	Total	$5,163,553	$6,761,420	$7,381,804	$9,529,671

Taylor C. Kessel	Cash Severance(2)	$—	$—	$1,900,000	$2,375,000
	Accelerated Vesting of Equity Awards(3)	$3,183,389	$4,166,728	$3,183,389	$4,166,728
	Reimbursement of COBRA Premiums(4)	$—	$—	$52,713	$52,713
	Total	$3,183,389	$4,166,728	$5,136,102	$6,594,441

Joseph T. Johnson	Cash Severance(2)	$—	$—	$1,452,500	$1,763,750
	Accelerated Vesting of Equity Awards(3)	$2,149,101	$2,804,162	$2,149,101	$2,804,162
	Reimbursement of COBRA Premiums(4)	$—	$—	$52,713	$52,713
	Total	$2,149,101	$2,804,162	$3,654,314	$4,620,625
(1)Includes amounts which would be payable upon the occurrence of a change in control or a qualifying termination of employment following a change in control.
(2)Represents a multiple of the sum of the named executive officer’s annual base salary and target bonus for the year in which the qualifying termination occurs. The multiple varies by executive. For additional details, see “Severance Agreements” above.

(3)Represents the aggregate value of the named executive officer’s unvested equity awards which would vest in connection with a termination due to death or "disability", upon a change in control, or in connection with executive’s qualifying termination of employment, as applicable, calculated by multiplying the applicable number of equity award units subject to each equity award by $14.14, the Company’s common stock closing price as of December 31, 2025.
(4)Represents reimbursement of COBRA premiums. The amounts associated with COBRA premiums were calculated using 2025 enrollment rates multiplied by the maximum 18 month period during which the executive may be entitled to reimbursement of COBRA premiums.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO named executive officers (“Non-PEO NEOs”) and company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) ($'s in 000's)	Adjusted FFO per Diluted Share(4)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$7,048,188	$10,053,344	$2,552,820	$3,420,695	$104.56	$124.28	$66,899	$1.76
2024	$6,854,606	$10,728,065	$2,462,386	$3,623,415	$105.06	$122.80	$16,870	$1.59
2023	$7,264,099	$5,405,767	$2,538,957	$1,899,090	$93.11	$136.48	$19,874	$1.54
2022	$7,308,838	$1,976,867	$2,555,907	$831,879	$87.29	$111.11	$57,630	$1.54
2021	$6,953,315	$8,830,606	$2,394,401	$2,938,620	$119.14	$118.86	$(146,615)	$0.28
(1)Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining named executive officers for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2025	Marcel Verbaas	Barry A.N. Bloom, Atish Shah, Taylor C. Kessel and Joseph T. Johnson
2024	Marcel Verbaas	Barry A.N. Bloom, Atish Shah, Taylor C. Kessel and Joseph T. Johnson
2023	Marcel Verbaas	Barry A.N. Bloom, Atish Shah, Taylor C. Kessel and Joseph T. Johnson
2022	Marcel Verbaas	Barry A.N. Bloom, Atish Shah, Taylor C. Kessel and Joseph T. Johnson
2021	Marcel Verbaas	Barry A.N. Bloom, Atish Shah, Taylor C. Kessel and Joseph T. Johnson

Compensation actually paid to our named executive officers represents the "Total" compensation reported in the "Summary Compensation Table" for the applicable fiscal year, as adjusted as follows:

	2021		2022		2023		2024		2025
Adjustments	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Summary Compensation Table Total Compensation	$6,953,315	$2,394,401	$7,308,838	$2,555,907	$7,264,099	$2,538,957	$6,854,606	$2,462,386	$7,048,188	$2,552,820
Deduction for Amounts Reported under the "Stock Awards" and "Option Awards" Columns in the Summary Compensation for Applicable FY	$(4,113,026)	$(1,336,742)	$(4,139,148)	$(1,374,337)	$(4,632,679)	$(1,460,303)	$(4,395,495)	$(1,425,355)	$(4,264,490)	$(1,396,471)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$3,861,825	$1,255,101	$2,157,125	$716,240	$3,754,048	$1,183,343	$6,030,854	$1,955,661	$5,460,736	$1,788,200
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$1,139,787	$324,636	$(1,436,635)	$(436,744)	$(744,179)	$(242,127)	$287,449	$94,630	$546,783	$171,712
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$988,705	$301,224	$(2,005,634)	$(650,494)	$(635,848)	$(211,161)	$1,433,455	$452,161	$575,588	$186,782
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$—	$—	$92,321	$21,307	$400,326	$90,381	$517,196	$83,932	$686,539	$117,652
Compensation Actually Paid	$8,830,606	$2,938,620	$1,976,867	$831,879	$5,405,767	$1,899,090	$10,728,065	$3,623,415	$10,053,344	$3,420,695

(2)Fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was determined by reference to (i) for solely service-vesting awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); and (ii) for market-based awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our stock price relative to the applicable comparative index and a risk-free interest rate derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the applicable period. For additional information on the assumptions used to calculate the valuation of the awards, see the Note 12 to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and prior fiscal years.
(3)For the relevant fiscal year, represents the cumulative TSR (the "Peer Group TSR") of the Dow Jones U.S. Hotel and Lodging REIT Index.
(4)Adjusted FFO per Diluted Share is a non-GAAP measure. We calculate FFO in accordance with standards established by Nareit, as amended in the 2018 Restatement White Paper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and consolidated variable interest entities, and items classified by GAAP as extraordinary. We further adjust FFO for certain additional items that are not in Nareit’s definition of FFO such as terminated transaction and pre-opening expenses, amortization of debt origination costs and share-based compensation, non-cash ground rent and straight-line rent expense, operating results from properties that are sold and other items we believe do not represent recurring operations. Adjusted FFO per Diluted Share represents Adjusted FFO divided by our weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership units for the respective periods as presented in our press release for the quarters and years ended December 31, 2025, 2024, 2023, 2022 and 2021 furnished on Form 8-K, dated February 24, 2026, February 25, 2025, February 27, 2024, March 1, 2023 and March 1, 2022, respectively.

Pay Versus Performance: Most Important Measures
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our named executive officers for the fiscal year ended December 31, 2025:
•Relative TSR
•Absolute TSR
•Adjusted FFO per Diluted Share
•Hotel EBITDA Margin
•RevPAR
"RevPAR" or "revenue per available room" means rooms revenues divided by room nights available, regardless of operational status, in a given period, and does not include non-rooms revenues such as food and beverage revenues or other operating revenue.
"Hotel EBITDA" represents net income or loss excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance excluding the impact of our capital structure (primarily interest expense), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition and terminated transaction costs). Hotel EBITDA Margin is calculated by dividing Hotel EBITDA by Total Revenues.
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining named executive officers, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income (loss)*, and (iv) our Adjusted FFO per Diluted Share, in each case, for the fiscal years ended December 31, 2021, 2022, 2023, 2024, and 2025. TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends, if any, were reinvested.

*The Company does not currently utilize net income as a metric in any of its incentive programs.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Marcel Verbaas, our Chief Executive Officer (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
For 2025, our last completed fiscal year:
•the median of the annual total compensation of all of our employees (other than our CEO) was $271,836; and
•the annual total compensation of our CEO, as reported in the "Summary Compensation Table" included in this proxy statement, was $7,048,188.
Based on this information, for 2025, the annual total compensation of our CEO was approximately 26 times the median of the annual total compensation of all of our employees (other than the CEO).
Determining the Median Employee
Employee Population
We chose December 31, 2025, as the date for establishing our employee population used to identify the median employee. As of such date, our employee population consisted of 42 individuals.
Methodology for Determining Our Median Employee
To identify the median employee from our employee population, we used total cash compensation earned in 2025 and annualized the compensation of all permanent employees who were hired in 2025.
Compensation Measure and Annual Total Compensation of Median Employee and CEO
With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes salary, cash bonus, equity awards, and other perquisites required to be disclosed under SEC rules. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the "Summary Compensation Table" included in this proxy statement.

COMPENSATION RISK ASSESSMENT
The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk-taking. In 2025, the Company’s management team completed an extensive review of the design and operation of our compensation program and its findings were presented to the Compensation Committee and the Board of Directors. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Securities Authorized for Issuance Under Equity Compensation Plan

The following table sets forth information regarding securities authorized for issuance under the 2015 Plan as of December 31, 2025:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders:
Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan	3,136,264	—	4,023,758
Equity compensation plans not approved by security holders	—	—	—
(1)Represents (i) 449,951 shares underlying awards of restricted stock units and (ii) 2,686,313 LTIP Units outstanding under the 2015 Incentive Award Plan, in each case, as of December 31, 2025.
(2)Includes shares of common stock available for future grants under the 2015 Incentive Award Plan as of December 31, 2025.

PROPOSAL 2 - NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)
In accordance with the requirements of Section 14A of the Exchange Act, we are asking our stockholders to consider and vote upon the following resolution to approve, on a non-binding advisory basis, the compensation of our named executive officers as reported in this proxy statement:
“NOW, THEREFORE, BE IT RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narrative discussion of this proxy statement.”
This vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.
The Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive long-term success in our business objectives. As described in more detail under “Article IV: Executive Compensation — Overview of Executive Compensation Program” the Company’s primary objective is to deliver attractive long-term total returns to stockholders through appreciation in the value of our stock and by providing income to stockholders through the establishment of and increases in distributable cash flow. The Company’s compensation philosophy and structure for our senior executives is designed to achieve these objectives.
In determining actual 2025 compensation for our named executive officers, and as described in the Compensation Discussion and Analysis, the Compensation Committee reviewed progress made against planned objectives established at the beginning of 2025, as discussed on page 33, the executive summary on page 27, and progress made against individual performance objectives. At the 2023 annual meeting of stockholders, the Company’s stockholders voted in favor of holding annual say-on-pay votes, and following the 2023 stockholder vote, our Board of Directors agreed with the stockholders’ advisory vote and resolved to continue to hold annual advisory say-on-pay votes. Unless our Board of Directors modifies its determination regarding the frequency of future say-on-pay advisory votes, the next say-on-pay vote will be held at the annual meeting of stockholders in 2027.
We believe that the Compensation Committee has developed a compensation program for our named executive officers that motivates outstanding performance and rewards behavior that aligns management’s interest with those of our stockholders.
Vote Required
Approval of the say-on-pay proposal requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

✓	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

ARTICLE V: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify our Audit Committee's appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our charter, bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate governance practice. Furthermore, the Audit Committee will take the results of the stockholder vote regarding KPMG’s appointment into consideration in future deliberations. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.
Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
Pursuant to the Audit Committee charter, the Audit Committee shall pre-approve any audit and non-audit service provided to the Company by the independent auditor, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Audit Committee or if such service falls within available exceptions under SEC rules or NYSE listing rules. Other than with respect to the annual audit of the Company's consolidated financial statements, the chair of the Audit Committee is authorized to pre-approve other audit services and non-audit services provided to the Company by the independent auditor and each such pre-approval decision will be presented to the full Committee at its next scheduled meeting.
Vote Required
Approval of the ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2026 requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

✓
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF XENIA HOTELS & RESORTS, INC. FOR THE FISCAL YEAR ENDED DECEMBER 31, 2026.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2025 and 2024, respectively.
During fiscal years 2025 and 2024, all of the services provided by KPMG LLP for the services described below related to Audit, Audit-Related Fees, Tax Fees, and All Other Fees and were pre-approved in accordance with the policies and procedures described above.

	FY 2025	FY 2024
Audit Fees(1)	$1,221,835	$1,232,439
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,780	1,780
Total	$1,223,615	$1,234,219
The following are footnotes to the above table, in accordance with SEC definitions:
(1)Audit fees include services rendered for the review of registration statements and consents that are normally provided by accountants in connection with statutory and regulatory filings or engagements, including the issuance of comfort letters related to equity issuances.

ARTICLE VI: REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee of the Board of Directors of Xenia Hotels & Resorts, Inc. (the “Company”) assists the Board of Directors in its oversight of the integrity of the Company’s financial statements. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to U.S. generally accepted accounting principles and the effectiveness of the Company's internal controls over financial reporting.
In addition to fulfilling its oversight responsibilities as set forth in its charter and further described in the section of the Company’s proxy statement for the 2026 Annual Meeting of Stockholders titled “Audit Committee,” the Audit Committee has performed the following:
•    Prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, reviewed and discussed with management and KPMG LLP (“KPMG”) the Company’s audited consolidated financial statements.
•    Discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and any other matters required to be communicated to the committee by KPMG under auditing standards established from time to time by the PCAOB or SEC rules and regulations.
•    Evaluated KPMG’s qualifications, performance and independence (consistent with SEC requirements), which included the receipt and review of the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussions with KPMG regarding its independence.
Based on the reviews and discussions with management and KPMG cited above, including the review of KPMG’s disclosures to the Audit Committee and review of the representations of management and the reports of KPMG, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC.
Submitted by the members of the Audit Committee of the Board of Directors.

Audit Committee of the Board of Directors
Beverly K. Goulet, Chair
Arlene Isaacs-Lowe
Mary E. McCormick
*This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Xenia filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

ARTICLE VII: STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information with respect to the beneficial ownership of our common stock by (i) each person who we believe is a beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, nominees and named executive officers as of March 23, 2026 and (iii) all directors, nominees and executive officers as a group.
As of March 23, 2026, we had an aggregate of 92,245,835 shares of common stock outstanding.
Unless otherwise indicated, the address of each named person is c/o Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities, and no shares beneficially owned by any director, nominee or executive officer have been pledged as security.

Beneficial Owner	Number of Shares(1)		% of Shares Outstanding(2)
5% or greater stockholders
BlackRock, Inc.(3)	18,410,768		20.0%
Vanguard Portfolio Management (4)	12,354,151		13.4%
State Street Corporation (5)	6,922,713		7.5%
Wellington Management Group LLP (6)	5,726,840		6.2%
Directors, Director Nominees and Named Executive Officers
Marcel Verbaas	1,846,069	(7)	2.0%
Barry A.N. Bloom	725,742	(8)	*
Atish Shah	598,375	(9)	*
Joseph T. Johnson	212,770	(10)	*
Taylor C. Kessel	212,703	(11)	*
Thomas M. Gartland	76,690	(12)	*
Keith E. Bass	76,490	(13)	*
Mary E. McCormick	74,090	(14)	*
Beverly K. Goulet	69,490	(15)	*
Dennis D. Oklak	69,490	(16)	*
Terrence Moorehead	33,339	(17)	*
Arlene Isaacs-Lowe	28,652	(18)	*
All Current Executive Officers and Directors as a Group (12 persons)	4,023,900	(19)	4.4%

* Indicates less than 1%
(1)For directors and executive officers, numbers include shares of common stock for which vested and unvested Time-Based LTIP Units and LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units). Once LTIP Units have achieved full parity with Common Units, vested LTIP Units may be converted by the holder into an equal number of Common Units, which are redeemable by the holder for an equivalent number of shares of common stock or the cash value of such shares, at the Company’s option.
(2)Based on 92,245,835 shares of our common stock outstanding as of March 23, 2026. For each director and named executive officer, the percentage of shares of our common stock beneficially owned by such person includes shares of common stock for which vested and unvested Time-Based LTIP Units, vested Class A Units, and LTIP Units that were fully vested on the grant date may be redeemed by such person but no other person (assuming certain conditions are met and the LTIP Units are first converted into Common Units). For all directors and named executive officers as a group, the percentage of shares of our common stock beneficially owned by such persons includes all shares of common stock for which vested and unvested Time-Based LTIP Units, vested Class A Units, and LTIP Units that were fully vested on the grant date may be redeemed by such persons (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(3)Based solely on information contained in a Schedule 13G/A filed on April 30, 2025 (the “BlackRock 13G”), BlackRock, Inc. beneficially owns 18,410,768 shares of common stock, with sole power to vote 18,054,103 of such shares and sole power to dispose of 18,410,768 of such shares, through itself and being the parent holding company or control person over each of the following subsidiaries: BlackRock Life Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Fund Managers Ltd.; other than BlackRock Fund Advisors, each individually owning less than 5% of the total outstanding shares of common stock. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(4)Based solely on information contained in a Schedule 13G filed on February 05, 2026 (the “Vanguard 13G”), Vanguard Portfloio Management beneficially owns 12,354,151 shares of common stock, with sole power to vote on none of such shares, shared power to vote 44,195 of such shares, sole power to dispose of none of such shares, and shared power to dispose of 12,354,151 of such shares. The principal business address of Vanguard Portfolio Management is 100 Vanguard Boulevard., Malvern, Pennsylvania 19355.
(5)Based solely on information contained in a Schedule 13G/A filed on January 30, 2024 (the "State Street 13G"), State Street Corporation beneficially owns 6,922,713 shares of common stock, with sole power to vote on none of such shares, shared power to vote 5,520,858 of such shares, sole power to dispose of none of such shares, and shared power to dispose of 6,911,213 of such shares, through itself and being the parent holding company or control person over each of the following subsidiaries: SSGA Funds Management, Inc.; State Street Global Advisors Europe Limited; State Street Global Advisors Limited; State Street Global Advisors Trust Company; State Street Global Advisors, Australia, Limited; State Street Global Advisors (Japan) Co., Ltd.; and State Street Global Advisors Asia Limited; each individually owning less than 5% of the total outstanding shares of common stock. The principal business address of State Street Corporation is One Congress Street, Suite 1, Boston, Massachusetts 02114.
(6)Based solely on information contained in a Schedule 13G/A filed on February 10, 2026 (the "Wellington 13G"), Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP beneficially own 5,726,840 shares of common stock, with sole power to vote on none of such shares, shared power to vote 2,977,581 of such shares, and shared power to dispose of 5,726,840 of such shares through itself and being the parent holding company or control person over each of the following subsidiaries: Wellington Group Holdings LLP-HC; Wellington Investment Advisors LLP-HC; and Wellington Management Global Holdings, Ltd.-HC; each individually owning less than 5% of the total outstanding shares of common stock. The principal business address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.
(7)Includes 1,576,273 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(8)Includes 710,509 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(9)Includes 227,570 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(10)Includes 122,458 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(11)Includes 182,693 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(12)Includes 65,840 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(13)Includes 65,840 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(14)Includes 65,840 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(15)Includes 65,840 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(16)Includes 65,840 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(17)Includes 28,201 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(18)Includes 28,201 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(19)Includes 3,205,105 shares of common stock for which vested and unvested Time-Based LTIP Units, vested Class A Units, and LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

ARTICLE VIII: CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
STATEMENT OF POLICY REGARDING TRANSACTIONS WITH RELATED PERSONS
Our Board of Directors has adopted a written policy regarding the review, approval and ratification of transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that management present to the Audit Committee any proposed “related person transaction” (defined as any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) had, has or will have a direct or indirect interest), including all relevant facts and circumstances relating thereto. The Audit Committee will review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third-party, whether the related party transaction is inconsistent with the interests of the Company and its stockholders, the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Any related person transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with Section 2-419 of the MGCL (if applicable), or any successor provision thereto, the Company’s charter and bylaws and the guidelines set forth in the related person policy.
ARTICLE IX: ATTENDING THE ANNUAL MEETING
If you plan to attend the Annual Meeting, you must be a registered holder or beneficial owner of shares of Xenia common stock as of the close of business on the record date of March 23, 2026, and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing the "Register for Meeting" registration link at www.proxyvote.com and following the instructions provided (you will need the 16 digit number included on your proxy card, voter instruction form or Notice). Representatives of corporate or institutional stockholders will need to pre-register and bring valid, government-issued photo identification to the meeting together with their admission ticket. If you are unable to print your tickets, please contact us at 407-246-8100 for assistance. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 11:59 p.m. Eastern Time on Friday, May 8, 2026. Please note that seating for beneficial owners is limited and requests for tickets by beneficial owners will be accepted on a first-come, first-served basis. On the day of the meeting, each stockholder will be required to present a valid picture identification such as a driver's license or passport with their admission ticket and you may be denied admission if you do not. Seating will begin at 7:50 a.m. and the meeting will begin promptly at 8:00 a.m. local time.
ARTICLE X: MISCELLANEOUS

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

This proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2025, are available free of charge at www.proxyvote.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained for free by directing written requests to: Xenia Hotels & Resorts, Inc., Attention: Corporate Secretary, 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the internet at the SEC’s website at www.sec.gov or on our website at www.xeniareit.com.
HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are stockholders may be householding the Company’s proxy materials. If you receive a householding notification from your broker, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by your broker. Once you receive notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, if you receive a householding notification and wish to receive a separate Annual Report or proxy statement at your address, you should also contact your broker directly. If you wish to receive a separate set of proxy materials for the 2026 Annual Meeting, we will deliver them promptly upon request sent to Xenia Hotels & Resorts, Inc., Attention: Corporate Secretary, 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 or by calling 407-246-8100.

FORWARD-LOOKING STATEMENTS

This proxy statement, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as "may," "could," "expect," "intend," "plan," "commit," "seek," "anticipate," "believe," "estimate," "guidance," "predict," "potential," "continue," "likely," "will," "would," "illustrative," references to "outlook" and "guidance" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this proxy statement include, among others, statements about our plans, strategies, timing of renovations, compensation performance targets or goals, equity awards or other future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic uncertainty and a contraction in the U.S. or global economy or low levels of economic growth; (ii) macroeconomic and other factors beyond our control that can adversely affect and reduce demand for hotel rooms, food and beverage services, and/or meeting facilities; (iii) inflation which increases our labor and other costs of providing services to guests and meeting hotel brand standards as well as costs related to construction and other capital expenditures, property and other taxes, and insurance which could result in reduced operating profit margins; (iv) the impact of supply chain disruptions on our ability to source furniture, fixtures, and equipment required to comply with brand standards and guest expectations and the ability of our third-party managers to source supplies and other items required for operations; (v) our ability to comply with contractual covenants; (vi) business, financial and operating risks inherent to real estate investments and the lodging industry; (vii) seasonal and cyclical volatility in the lodging industry; (viii) adverse changes in specialized industries, such as the energy, technology and/or tourism industries, that result in a sustained downturn of related businesses and corporate spending that may negatively impact our revenues and results of operations; (ix) levels of spending in transient or group business and leisure segments as well as consumer confidence; (x) declines in occupancy and ADR; (xi) decreased business travel for in-person meetings due to technological advancements in virtual meetings and/or changes in guest and consumer preferences, including consideration of the impact of travel on the environment; (xii) fluctuations in the supply of hotels due to hotel construction and/or renovation and expansion of existing hotels and demand for hotel rooms; (xiii) changes in the competitive environment in the lodging industry, including due to consolidation of management companies, franchisors, and online travel agencies and changes in the markets where we own hotels; (xiv) events beyond our control, such as war, terrorist or cyber-attacks, mass casualty events, government shutdowns and closures, travel-related health concerns, global outbreaks of pandemics (such as the COVID-19 pandemic) or contagious diseases, or fear of such outbreaks, weather and climate-related events, such as hurricanes, wildfires, tornadoes, floods, and droughts, and natural or man-made disasters; (xv) cyber incidents and information technology failures, including unauthorized access to our computer systems and/or our vendors' computer systems, and our third-party management companies' or franchisors' computer systems and/or their vendors' computer systems; (xvi) changes in interest rates and operating costs, including labor and service related costs; (xvii) our inability to directly operate our properties and reliance on third-party hotel management companies to operate and manage our hotels; (xviii) our ability to maintain good relationships with our third-party hotel management companies and franchisors; (xix) our failure to maintain and/or comply with required brand operating standards; (xx) our ability to maintain our brand licenses at our hotels; (xxi) relationships with labor unions and changes in labor laws, including increases to minimum wages; (xxii) retention and attraction of our senior management team or key personnel; (xxiii) our ability to identify and consummate additional acquisitions and dispositions of hotels; (xxiv) our ability to integrate and successfully operate any hotel properties that we acquire in the future and the risks associated with these hotel properties; (xxv) disruption resulting from the impact of hotel renovations, repositionings, redevelopments and re-branding activities; (xxvi) our ability to access capital for renovations, acquisitions and general operating needs on terms and at times that are acceptable to us; (xxvii) the fixed cost nature of hotel ownership; (xxviii) our ability to service, restructure or refinance our debt; (xxix) compliance with regulatory regimes and local laws; (xxx) uninsured or underinsured losses, including those relating to weather and climate-related events, natural disasters, civil unrest, terrorism or cyber-attacks and the physical effects and transition-related impacts of climate change; (xxxi) changes in distribution channels, such as through internet travel intermediaries or websites that facilitate the short-term rental of homes and apartments from owners; (xxxii) the amount of debt that we currently have or may incur in the future; (xxxiii) provisions in our debt agreements that may restrict the operation of our business; (xxxiv) our organizational and governance structure; (xxxv) our status as a REIT; (xxxvi) our taxable REIT subsidiary lessee structure; (xxxvii) the cost of compliance with and liabilities under environmental, health and safety laws; (xxxviii) adverse litigation judgments or settlements or regulatory proceedings; (xxxix) changes in real estate and zoning laws; (xl) increases in real property tax valuations or rates; (xli) increases in insurance costs or other fixed costs; (xlii) changes in federal, state or local tax law, including legislative, administrative, regulatory or other actions affecting REITs; (xliii) changes in governmental regulations or interpretations thereof; (xliv) estimates relating to our ability to make distributions to our stockholders in the future; and (xlv) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this proxy statement. Additionally, we may provide information herein that is not necessarily “material” under the federal securities laws for SEC reporting purposes, but that is informed by various standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders. Much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability or quality of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the proxy holders to vote the shares represented by all valid proxies in accordance with their discretion on such matters.

By Order of the Board of Directors

Marcel Verbaas
Chair and Chief Executive Officer
Orlando, Florida
March 31, 2026

XENIA HOTELS & RESORTS, INC.
200 SOUTH ORANGE AVE
SUITE 2700
ORLANDO, FL 32801

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V86403-P46339

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XENIA HOTELS & RESORTS, INC.

The Board of Directors recommends you vote FOR all of the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Marcel Verbaas	☐	☐	☐
1b. Keith E. Bass	☐	☐	☐
1c. Thomas M. Gartland	☐	☐	☐
1d. Beverly K. Goulet	☐	☐	☐
1e. Arlene Isaacs-Lowe	☐	☐	☐
1f. Mary E. McCormick	☐	☐	☐
1g. Terrence Moorehead	☐	☐	☐
1h. Dennis D. Oklak	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign and date personally. All holders must sign and date. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date